Exhibit 10.30

FIFTH AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

dated as of June 28, 2007

by and among

THE CHILDREN’S PLACE RETAIL STORES, INC.,

and

EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO

as Borrowers,

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as Lenders,

and

WELLS FARGO RETAIL FINANCE, LLC,

as Agent

WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND),

as Documentation Agent

and

LASALLE RETAIL FINANCE, A DIVISION OF LASALLE BUSINESS CREDIT, LLC

as Co-Agent

TABLE OF CONTENTS

			Page(s)

1.	DEFINITIONS AND CONSTRUCTION		1

	1.1	Definitions	1
	1.2	Accounting Terms	21
	1.3	Code	21
	1.4	Construction	21
	1.5	Schedules and Exhibits	22

2.	LOAN AND TERMS OF PAYMENT		22

	2.1	Revolving Advances	22
	2.2	Letters of Credit	29
	2.3	Intentionally Omitted	32
	2.4	Intentionally Omitted	32
	2.5	Payments	32
	2.6	Overadvances	35
	2.7	Interest and Letter of Credit Fees: Rates, Payments, and Calculations	35
	2.8	Collection of Accounts	37
	2.9	Crediting Payments; Application of Collections	37
	2.10	Designated Account	37
	2.11	Maintenance of Loan Account; Statements of Obligations	38
	2.12	Fees	38
	2.13	LIBOR Rate Loans	39
	2.14	Illegality	40
	2.15	Requirements of Law	40
	2.16	Indemnity	42
	2.17	Joint and Several Liability of Borrowers	42
	2.18	Increase in Maximum Amount and Commitments	45

3.	CONDITIONS; TERM OF AGREEMENT		46

	3.1	Conditions Precedent to the Initial Advance and the Initial Letter of Credit	46
	3.2	Conditions Precedent to all Advances and all Letters of Credit	47
	3.3	Intentionally Omitted	48
	3.4	Term	48
	3.5	Effect of Termination	48
	3.6	Early Termination by Borrowers	48

4.	CREATION OF SECURITY INTEREST		49

	4.1	Grant of Security Interests	49
	4.2	Negotiable Collateral	49
	4.3	Collection of Accounts, General Intangibles, and Negotiable Collateral	49
	4.4	Delivery of Additional Documentation Required	49
	4.5	Power of Attorney	50
	4.6	Right to Inspect	50

i

5.	REPRESENTATIONS AND WARRANTIES		50

	5.1	No Encumbrances	50
	5.2	Eligible Accounts	50
	5.3	Eligible Inventory	51
	5.4	Equipment	51
	5.5	Location of Inventory and Equipment	51
	5.6	Inventory Records	51
	5.7	Location of Chief Executive Office; FEIN	51
	5.8	Due Organization and Qualification; Subsidiaries	51
	5.9	Due Authorization; No Conflict	52
	5.10	Litigation	52
	5.11	No Material Adverse Change	52
	5.12	Fraudulent Transfer	52
	5.13	Employee Benefits	53
	5.14	Environmental Condition	53

6.	AFFIRMATIVE COVENANTS		53

	6.1	Accounting System and Schedules	53
	6.2	Financial Statements, Reports, Certificates	54
	6.3	Tax Returns	55
	6.4	Borrowing Base Certificate	55
	6.5	Store Openings and Closings and Rents Reports	55
	6.6	Title to Equipment	55
	6.7	Maintenance of Equipment	56
	6.8	Taxes	56
	6.9	Insurance	56
	6.10	No Setoffs or Counterclaims	56
	6.11	Location of Inventory and Equipment	57
	6.12	Compliance with Laws	57
	6.13	Employee Benefits	57
	6.14	Leases	58
	6.15	Restatement of Financial Statements	58

7.	NEGATIVE COVENANTS		58

	7.1	Indebtedness	58
	7.2	Liens	59
	7.3	Restrictions on Fundamental Changes	59
	7.4	Disposal of Assets	60
	7.5	Change Name	60
	7.6	Guarantee	60
	7.7	Nature of Business	60
	7.8	Prepayments and Amendments	60
	7.9	Change of Control	61
	7.10	Consignments	61
	7.11	Distributions	61
	7.12	Accounting Methods	61

	7.13	Advances, Investments and Loans	61
	7.14	Transactions with Affiliates	62
	7.15	Suspension	63
	7.16	Use of Proceeds	63
	7.17	Change in Location of Chief Executive Office; Inventory and Equipment with Bailees	63
	7.18	No Prohibited Transactions Under ERISA	63
	7.19	Financial Covenants	64

8.	EVENTS OF DEFAULT		66

9.	THE LENDER GROUP’S RIGHTS AND REMEDIES		67

	9.1	Rights and Remedies	67
	9.2	Remedies Cumulative	69

10.	TAXES AND EXPENSES		69

11.	WAIVERS; INDEMNIFICATION.		70

	11.1	Demand; Protest; etc.	70
	11.2	The Lender Group’s Liability for Collateral	70
	11.3	Indemnification	70

12.	NOTICES		71

13.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER		72

14.	DESTRUCTION OF BORROWERS’ DOCUMENTS		72

15.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		73

	15.1	Assignments and Participations	73
	15.2	Successors	75

16.	AMENDMENTS; WAIVERS		75

	16.1	Amendments and Waivers	75
	16.2	Replacement of Non-Consenting Lenders	77
	16.3	No Waivers; Cumulative Remedies	77

17.	AGENT; THE LENDER GROUP		77

	17.1	Appointment and Authorization of Agent	77
	17.2	Delegation of Duties	78
	17.3	Liability of Agent-Related Persons	79
	17.4	Reliance by Agent	79
	17.5	Notice of Default or Event of Default	79
	17.6	Credit Decision	80
	17.7	Costs and Expenses; Indemnification	80
	17.8	Agent in Individual Capacity	81
	17.9	Successor Agent	81
	17.10	Withholding Tax	82

	17.11	Collateral Matters	83
	17.12	Restrictions on Actions by Lenders; Sharing of Payments	84
	17.13	Agency for Perfection	85
	17.14	Payments by Agent to the Lenders	85
	17.15	Concerning the Collateral and Related Loan Documents	85
	17.16	Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	85
	17.17	Several Obligations; No Liability	86
	17.18	Documentation Agent; Co-Agent	87

18.	GENERAL PROVISIONS		87

	18.1	Effectiveness	87
	18.2	Section Headings	87
	18.3	Interpretation	87
	18.4	Severability of Provisions	87
	18.5	Counterparts; Telefacsimile Execution	88
	18.6	Revival and Reinstatement of Obligations	88
	18.7	Integration	88
	18.8	Parent as Agent for Borrowers	88
	18.9	Acknowledgment and Restatement of Existing Loan Agreement	89

SCHEDULES AND EXHIBITS

Schedule C-1	Commitments on Closing Date
Schedule E-1	Eligible Inventory Locations
Schedule P-1	Permitted Liens
Schedule 3.1	Collateral Access Agreements
Schedule 5.8	Subsidiaries
Schedule 5.10	Litigation
Schedule 5.13	ERISA Benefit Plans
Schedule 5.14	Environmental Condition
Schedule 6.11	Location of Inventory and Equipment
Schedule 7.1	Indebtedness
Schedule 7.13(f)	Intercompany Indebtedness
Schedule 18.9(e)(i)	L/C Demand Facility Letters of Credit
Schedule 18.9(e)(ii)	L/Cs Remaining under Fifth Amended and Restated Loan and Security Agreement

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Business Plan for Fiscal Year Ending on or about January 31, 2008
Exhibit C-1	Form of Compliance Certificate
Exhibit D-1	Form of Borrowing Base Certificate
Exhibit E-1	Form of Customs Broker Agreement
Exhibit F-1	Form of Collateral Access Agreement for Alabama Sale-Leaseback Transaction
Exhibit G-1	Form of Collateral Access Agreement for Alabama Capital Lease

v

FIFTH AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

THIS FIFTH AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (this “Agreement”), is entered into this 28th day of June, 2007, among THE CHILDREN’S PLACE RETAIL STORES, INC., a Delaware corporation (“Parent”) and each of Parent’s Subsidiaries identified on the signature pages hereof (such Subsidiaries, together with Parent, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), with each of its chief executive office located at 915 Secaucus Road, Secaucus, New Jersey 07094, on the one hand, and the financial institutions listed on the signature pages hereof (such financial institutions, together with their respective successors and assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and WELLS FARGO RETAIL FINANCE, LLC, a Delaware limited liability company, as Agent, WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND), a Massachusetts corporation, as Documentation Agent, and LASALLE RETAIL FINANCE, A DIVISION OF LASALLE BUSINESS CREDIT, LLC, as Co-Agent, on the other hand.

RECITALS

A.                                   Parent and Wells Fargo Retail Finance, LLC and certain other Lenders are parties to that certain Fourth Amended and Restated Loan and Security Agreement effective as of October 31, 2004 (as amended, the “Existing Loan Agreement”).

B.                                     Borrowers, Agent, Documentation Agent, and Lenders desire to amend and restate in its entirety the Existing Loan Agreement.

The parties agree that the Existing Loan Agreement is amended and restated as follows:

1.                                      DEFINITIONS AND CONSTRUCTION.

1.1                               Definitions.  As used in this Agreement, the following terms shall have the following definitions:

“Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an Account.

“Accounts” means all currently existing and hereafter arising accounts, contract rights, Revolving Accounts, and all other forms of obligations owing to any Borrower arising out of the sale or lease of goods or the rendition of services by any Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Administrative Borrower or its Subsidiaries.

“Acquisition Agreement” means that certain Acquisition Agreement dated October 19, 2004 entered into by and among Hoop Holdings, LLC, Hoop Canada Holdings, Inc., Disney Enterprises, Inc. and Disney Credit Card Services, Inc. and The Children’s Place Retail Stores, Inc., as guarantor.

“Adjusted LIBOR Rate” means, with respect to each Interest Period for any LIBOR Rate Loan, the rate per annum (rounded upwards, if necessary, to the next whole multiple of 1/16 of 1% per annum) determined by dividing (a) the LIBOR Rate for such Interest Period by (b) a percentage equal to (i) 100% minus (ii) the Reserve Percentage.  The Adjusted LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“Administrative Borrower” has the meaning set forth in Section 18.8.

“Advances” means the Revolving Advances and Seasonal Advances.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person.  For purposes of this definition, “control” as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise.

“Agent” means Wells Fargo Retail, solely in its capacity as agent for the Lenders, and shall include any successor agent.

“Agent Advance” has the meaning set forth in Section 2.1(i).

“Agent Loan” has the meaning set forth in Section 2.1(h).

“Agent-Related Persons” means Agent, together with its Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of Agent and such Affiliates.

“Agent’s Account” has the meaning set forth in Section 2.8.

“Agent’s Liens” means the Liens granted by Borrowers or their Subsidiaries to Agent under this Agreement or the other Loan Documents.

“Agreement” has the meaning set forth in the preamble hereto.

“Alabama Capital Lease” means a capital lease for the inventory handling system of the Borrowers and/or any of their Affiliates located at their distribution center in Fort Payne, Alabama.

“Alabama Sale-Leaseback Transaction” means the sale-leaseback of the Real Property of Services Company situated at 1377 Airport Road, Fort Payne, Alabama, pursuant to a lease on market terms.

“Amendment Fee” is defined in the Fee Letter.

“Applicable Prepayment Premium” means, as of any date of determination, an amount equal to (a) at any time prior to June 28, 2008, 0.50% times the sum of the Maximum Amount, and (b) at all times on or after June 28, 2008, there shall not be any prepayment premium.

“Assignee” has the meaning set forth in Section 15.1.

“Assignment and Acceptance” has the meaning set forth in Section 15.1(a) and shall be in the form of Exhibit A-1.

“Authorized Person” means any officer or other authorized employee of a Borrower.

“Availability” means, as of the date of determination, the result (so long as such result is a positive number) of (a) the lesser of (i) the Borrowing Base or (ii) the Maximum Amount, plus (b) Qualified Cash, minus (c) the Revolving Facility Usage, minus (d) the Seasonal Overadvance Facility Usage.

“Average Excess Availability” means, for the subject period, the aggregate of the amount of Availability on each day in the subject period, divided by the number of days in the subject period.

“Average Unused Portion of Maximum Amount” means, as of any date of determination, (a) an amount equal to the Maximum Amount, less (b) the average Daily Balance of Obligations that were outstanding during the immediately preceding month.

“Bank Product” means any financial accommodation extended to Administrative Borrower or its Subsidiaries by a Bank Product Provider (other than pursuant to this Agreement) including but not limited to: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, or (g) transactions under Hedge Agreements.

“Bank Product Agreements” means those agreements entered into from time to time by Administrative Borrower or its Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by Administrative Borrower or its Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that Administrative Borrower or its Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to Administrative Borrower or its Subsidiaries.

“Bank Product Provider” means the Agent, the Lenders, Wells Fargo Bank, National Association, or any of their respective Affiliates.

“Bank Product Reserve” means, as of any date of determination, the amount of reserves that Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure in respect of the Bank Products) in respect of Bank Products then provided or outstanding.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. § 101 et seq.), as amended, and any successor statute.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which any Borrower, any Subsidiary of any Borrower, or any ERISA Affiliate has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Books” means all of Administrative Borrower’s and its Subsidiaries books and records including: ledgers; records indicating, summarizing, or evidencing any Borrower’s properties or assets (including the Collateral) or liabilities; all information relating to any Borrower’s business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

“Borrower” and “Borrowers” have the respective meanings set forth in the preamble to this Agreement.

“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders, or by Agent in the case of an Agent Loan or an Agent Advance.

“Borrowing Base” has the meaning set forth in Section 2.1(a).

“Borrowing Base Certificate” is defined in Section 6.4.

“Business Day” means (a) any day that is not a Saturday, Sunday, or a day on which banks in Boston, Massachusetts, are required or permitted to be closed, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or LIBOR Rate Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which trading in Dollars is carried on by and between banks in the London interbank market.

“Business Plan” means (a) Parent’s and its Subsidiaries’ business plan for the Fiscal Year ending on or about January 31, 2008 attached hereto as Exhibit B-1, together with any amendment, modification, or revision to such business plan approved by Agent, and (b) the Parent’s and its Subsidiaries’ business plan for each subsequent Fiscal Year provided by Administrative Borrower to Agent in accordance with the terms of Section 6.2 hereof, together with any amendment, modification, or revision to any such business plan approved by Agent.

“Canadian Letter of Credit” means any Letter of Credit caused to be issued pursuant to this Agreement by Parent or Services Company for the purchase of inventory by Children’s Place Canada, which shall be issued in Dollars.

“Capital Expenditures” means the expenditure of funds or the incurrence of liabilities which may be capitalized in accordance with GAAP, as then in effect as of the date of any relevant determination.  If at any time a change in GAAP or accounting method is implemented by the Borrowers which would be applicable to accounting periods ending subsequent to February 3, 2007, the testing of compliance by the Borrowers with any financial performance covenant relating to Capital Expenditures shall be made as if no such accounting change in GAAP or accounting method had been made (other than any such accounting change specifically mentioned herein and taken into account in the setting of any such covenant).

“Change of Control” shall be deemed to have occurred at such time as Parent’s existing shareholders cease to be the “beneficial owners” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 25% of the total voting power of all classes of stock then outstanding of Parent normally entitled to vote in the election of directors.

“Children’s Place Canada” means The Children’s Place (Canada), LP, an Ontario limited partnership.

“Closing Date” means June 28, 2007.

“Code” means the Massachusetts Uniform Commercial Code.

“Collateral” means each of the following:

(a)                                  the Accounts,

(b)                                 the Books,

(c)                                  the Equipment,

(d)                                 the General Intangibles,

(e)                                  the Inventory,

(f)                                    the Investment Property,

(g)                                 the Negotiable Collateral,

(h)                                 any money, or other assets of any Borrower that now or hereafter come into the possession, custody, or control of the Lender Group, and

(i)                                     the proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Books, Equipment, General Intangibles, Inventory, Investment Property, Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

“Collateral” expressly excludes any share of stock, membership interest, or other ownership interest in and to Hoop Holdings, LLC, Hoop Retail Stores, LLC, Hoop Canada Holdings, Inc. or Hoop Canada, Inc.

“Collateral Access Agreement” means a landlord waiver, mortgagee waiver, bailee letter, or acknowledgment agreement of any warehouseman, processor, lessor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in the Equipment or Inventory, in each case, in form and substance reasonably satisfactory to Agent.

“Collections” means all cash, checks, notes, instruments, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

“Commercial Letter of Credit” means any Letter of Credit issued pursuant to this Agreement for the purpose of providing the primary payment mechanism in connection with the purchase of Inventory.

“Commitment” means, at any time with respect to a Lender, the principal amount set forth beside such Lender’s name under the heading “Commitment” on Schedule C-1 or on the signature page of the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder in accordance with the provisions of Section 15.1, as such Commitment may be adjusted from time to time in accordance with the provisions of Section 15.1 and “Commitments” means, collectively, the aggregate amount of the commitments of all of the Lenders.

“Commitment Increase” is defined in Section 2.18.

“Commitment Increase Date” is defined in Section 2.18.

“Commitment Increase Fee” is defined in the Fee Letter.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 and delivered by the chief accounting officer of Parent to Agent.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to the Consolidated Net Income of the Loan Parties on a Consolidated basis for the most recently completed Measurement Period, plus (a) the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Charges, (ii) the provision for Federal, state, local and foreign income taxes, (iii) depreciation and amortization expense and (iv) other non-recurring expenses reducing such Consolidated Net Income which do not represent a cash item in such period or any future period (in each case of or by the Loan Parties for such Measurement Period), minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) Federal, state, local and foreign income tax credits and (ii) all non-cash items increasing Consolidated Net Income (in each case of or by the Loan Parties for such Measurement Period), all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Interest Charges” means, for any Measurement Period, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense with respect to such period under capital lease obligations that is treated as interest in accordance with GAAP, in each case of or by the Loan Parties for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, as of any date of determination, the net income of the Loan Parties for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP, provided, however, that there shall be excluded (a) extraordinary gains and extraordinary losses for such Measurement Period, (b) the income (or loss) of such Person during such Measurement Period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Person during such period, (c) the income (or loss) of such Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary of a Person or any of such Person’s Subsidiaries or is merged into or consolidated with a Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, and (d) the income of any direct or indirect Subsidiary of a Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Governing Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the Parent’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Daily Balance” means, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

“deems itself insecure” means that the Person deems itself insecure in accordance with the provisions of Section 1-208 of the Code.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Defaulting Lender” has the meaning set forth in Section 2.1(g)(ii).

“Defaulting Lenders Rate” means the Reference Rate for the first three days from and after the date the relevant payment is due and thereafter at the interest rate then applicable to Advances.

“Designated Account” means account number 20-3024941126-6 of Administrative Borrower maintained with Administrative Borrower’s Designated Account Bank, or such other deposit account of Administrative Borrower (located within the United States) which has been designated, in writing and from time to time, by Administrative Borrower to Agent.

“Designated Account Bank” means Wachovia National Bank, whose office is located at 100 Fidelity Plaza, North Brunswick, New Jersey 08905 and whose ABA number is 021200025.

“Disney License Agreement” means that certain License and Conduct of Business Agreement dated as of November 21, 2004 by and among certain subsidiaries of the Borrowers and TDS Franchising, LLC, as modified by that certain letter agreement dated as of June 6, 2007 by and among the Parent, Hoop Retail Stores, LLC, Hoop Canada, Inc. and TDS Franchising, LLC, and as further amended, modified, supplemented or restated and in effect from time to time.

“Disney Stores Transaction” means the transaction, as a totality, comprised of the acquisition by Hoop Holdings, LLC and Hoop Canada Holdings, Inc. of the ownership interests in, and business and assets of, The Disney Store, LLC and The Disney Store (Canada) Ltd., as more particularly set forth in the Acquisition Agreement.

“Documentation Agent” means Wachovia Capital Finance Corporation (New England), a Massachusetts corporation, solely in its capacity as Documentation Agent.

“Dollars or $” means United States dollars.

“Eligible Accounts” means under Five (5) business day accounts due on a non-recourse basis from major credit card processors (which, if due on account of a private label credit card program, are deemed in the discretion of the Agent to be eligible).

“Eligible Inventory” means Inventory consisting of first quality finished goods held for sale in the ordinary course of the Borrowers’ business (other than inventory of Children’s Place Canada), that is reasonably acceptable to Agent in all respects, that is located at a Borrower’s premises identified on Schedule E-1 or that is in transit to a Borrower if: (a) title to such Inventory has been transferred to such Borrower, (b) the Inventory is insured to Agent’s reasonable satisfaction and (c) documentation regarding such Inventory is reasonably acceptable to Agent, and such Inventory strictly complies with all of Borrowers’ representations and warranties to the Lender Group.  If Eligible Inventory is in transit to a Borrower and has been acquired pursuant to a Letter of Credit, the Letter of Credit must have been drawn upon.  Eligible Inventory shall not include slow moving Inventory (as determined in Agent’s reasonable business judgment based upon industry practices), or obsolete items, restrictive or custom items, raw materials, work-in-process, components that are not part of finished goods, spare parts, packaging and shipping materials, supplies used or consumed in a Borrower’s business, Inventory subject to a security interest or lien in favor of any third Person, bill and hold goods, Inventory that is not subject to Agent’s perfected security interests, defective goods (except for minor defects that do not affect saleability), “seconds,” and Inventory acquired on consignment.

“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $5,000,000,000, or the asset based lending Affiliate of such bank, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country, and having total assets in excess of $5,000,000,000, or the asset based lending Affiliate of such bank; provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance or other financial institution, or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $500,000,000, (d) any Affiliate (other than individuals) of an existing Lender, and (e) any other Person approved by Agent and Parent.

“Equipment” means all of Borrowers’ present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, goods (other than consumer goods, farm products, or Inventory), wherever located, including, (a) any interest of any Borrower in any of the foregoing, and (b) all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, 29 U.S.C. §§ 1000 et seq., amendments thereto, successor statutes, and regulations or guidance promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) which, within the meaning of Section 414 of the IRC, is:  (i) under common control with any Borrower; (ii) treated, together with any Borrower, as a single employer; (iii) treated as a member of an affiliated service group of which any Borrower is also treated as a member; or (iv) is otherwise aggregated with any Borrower for purposes of the employee benefits requirements listed in IRC Section 414(m)(4).

“ERISA Event” means (a) a Reportable Event with respect to any Benefit Plan or Multiemployer Plan, (b) the withdrawal of any Borrower, any of its Subsidiaries or ERISA Affiliates from a Benefit Plan during a plan year in which it was a “substantial employer” (as defined in Section 4001(a)(2) of ERISA), (c) the providing of notice of intent to terminate a Benefit Plan in a distress termination (as described in Section 4041(c) of ERISA), (d) the institution by the PBGC of proceedings to terminate a Benefit Plan or Multiemployer Plan, (e) any event or condition (i) that provides a basis under Section 4042(a)(1), (2), or (3) of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan or Multiemployer Plan, or (ii) that may result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA, (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Borrower, any of its Subsidiaries or ERISA Affiliates from a Multiemployer Plan, or (g) providing any security to any Plan under Section 401(a)(29) of the IRC by any Borrower or its Subsidiaries or any of their ERISA Affiliates.

“Event of Default” has the meaning set forth in Section 8.

“Existing Loan Agreement” has the meaning set forth in the recitals to this Agreement.

“Fee Letter” means that certain Fee Letter dated as of even date herewith entered into by and between the Agent and the Borrowers, as amended and in effect from time to time.

“FEIN” means Federal Employer Identification Number.

“Fiscal Month” means months computed on the retail basis of four weeks, five weeks and four weeks per fiscal quarter.

“Fiscal Year” means a retail year ending on the Saturday closest to January 31.

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“General Intangibles” means all of Borrowers’ present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, rights to payment and other rights under any royalty or licensing agreements, infringement claims, computer programs, information contained on computer disks or tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods, Accounts, and Negotiable Collateral.

“Governing Documents” means the certificate or articles of incorporation, by-laws, or other organizational or governing documents of any Person.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranties” means those certain Guaranties executed by Guarantors in favor of Agent and Lenders.

“Guarantors” means, as of the Closing Date, Twin Brook, thechildrensplace.com, inc., The Children’s Place Canada Holdings, Inc. and The Children’s Place (Virginia), LLC.

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by Administrative Borrower or its Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging Administrative Borrower’s or its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Increased Maximum Amount” is defined in Section 2.18.

“Indebtedness” means as to all of Borrowers (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations as a lessee under capital leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Liabilities” has the meaning set forth in Section 11.3.

“Indemnified Person” has the meaning set forth in Section 11.3.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Intercompany Services Agreement” means that certain Intercompany Services Agreement, dated as of November 21, 2004 among The Disney Store, LLC, The Disney Store (Canada) Ltd. and Services Company, as amended, supplemented, modified and/or restated and in effect from time to time.

“Interest Period” means, for any LIBOR Rate Loan, the period commencing on the Business Day such LIBOR Rate Loan is disbursed or continued, or on the Business Day on which a Reference Rate Loan is converted to such LIBOR Rate Loan, and ending on the date that is one, two or three months thereafter, as selected by Administrative Borrower and notified to Agent as provided in Sections 2.13(a) and (b).

“Inventory” means all present and future inventory (other than inventory of Children’s Place Canada) in which any Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of any Borrower’s present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located.

“Inventory Reserves” means reserves (determined from time to time by Agent in its discretion) for (a) the estimated costs relating to unpaid freight charges, warehousing or storage charges, taxes, duties, and other similar unpaid costs associated with the acquisition of Eligible Inventory that is in transit to a Borrower, plus (b) the estimated reclamation claims of unpaid sellers of Inventory sold to Borrowers.

“Investment Property” means all of Borrowers’ presently existing and hereafter acquired or arising investment property (as that term is defined in Section 9-102 of the Code).

“IRC” means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

“L/C” means a letter of credit issued for the account of Parent or Services Company pursuant to this Agreement.

“L/C Demand Facility” means that certain $60,000,000 letter of credit facility established by Wells Fargo Retail Finance, LLC and certain other financial institutions providing for the issuance of commercial letters of credit for the account of the Borrowers pursuant to the terms of the L/C Demand Facility Letter of Credit Agreement.

“L/C Demand Facility Letter of Credit” means any letter of credit issued pursuant to the L/C Demand Facility Letter of Credit Agreement for the purpose of providing the primary payment mechanism in connection with the purchase of inventory.

“L/C Demand Facility Letter of Credit Agreement” means that certain Letter of Credit Agreement dated as of June 28, 2007 between, among others, the Borrowers, the financial institutions party thereto from time to time as lenders, and Wells Fargo Retail Finance, LLC, as Agent, as amended and in effect from time to time.

“L/C Guaranty” means a guaranty of payment with respect to letters of credit issued by an issuing bank for the account of Parent or Services Company pursuant to this Agreement.

“L/C Sublimit” means $100,000,000.00, unless increased in accordance with Section 2.18 below (but in no event greater than $130,000,000.00).

“Lender” and “Lenders” have the respective meanings set forth in the preamble to this Agreement, and shall include any other Person made a party to this Agreement in accordance with the provisions of Section 15.1.

“Lender Group” means, individually and collectively, each of the individual Lenders and Agent.

“Lender Group Expenses” means all:  reasonable costs or expenses (including taxes, and insurance premiums) required to be paid by a Borrower or its Subsidiaries under any of the Loan Documents that are paid or incurred by the Lender Group; reasonable fees or charges paid or incurred by the Lender Group in connection with the Lender Group’s transactions with Borrowers, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches

(including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals); environmental audits; costs and expenses incurred by Agent in the disbursement of funds to Borrowers (by wire transfer or otherwise); charges paid or incurred by Agent resulting from the dishonor of checks; costs and expenses paid or incurred by Agent to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; reasonable costs and expenses paid or incurred by the Lender Group in examining Books; costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with Borrowers or any guarantor; and the Lender Group’s reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing, defending, or concerning the Loan Documents (including attorneys fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrowers or any guarantor of the Obligations), irrespective of whether suit is brought.  Notwithstanding anything to the contrary set forth herein, the foregoing shall be subject to the limitations set forth in Section 2.12(e).

“Lender-Related Persons” means any Lender, together with its Affiliates, and the officers, directors, employees, counsel, agents, and attorneys-in-fact of such Lender and such Affiliates.

“Letter of Credit” means an L/C or an L/C Guaranty, as the context requires, issued pursuant to this Agreement.

“LIBOR Rate” means, with respect to the Interest Period for a LIBOR Rate Loan, the interest rate per annum (rounded upwards, if necessary, to the next whole multiple of 1/16 of 1% per annum) at which United States dollar deposits are offered to Wells Fargo (or its Affiliates) by major banks in the London interbank market (or other LIBOR Rate market selected by Agent) on or about 11:00 a.m. (Boston time) two Business Days prior to the commencement of such Interest Period in amounts comparable to the amount of the LIBOR Rate Loans requested by and available to Borrowers in accordance with this Agreement.

“LIBOR Rate Loans” means any Advance (or any portion thereof) made or outstanding hereunder during any period when interest on such Advance (or portion thereof) is payable based on the Adjusted LIBOR Rate.

“LIBOR Rate Margin” means 1.00%, and commencing with July 29, 2007 and at the end of each fiscal quarter thereafter, the following levels corresponding to the following amounts of Average Excess Availability for the immediately preceding fiscal quarter:

Average Excess Availability	LIBOR Rate Margin
Greater than $40,000,000	1.00%
Equal to or less than $40,000,000 and greater than $15,000,000	1.25%
Less than or equal to $15,000,000	1.50%

“Lien” means any interest in property securing an obligation owed to, or a claim by, any Person other than the owner of the property, whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, adverse claim or charge, conditional sale or trust receipt, or from a lease, consignment, or bailment for security purposes and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.

“Loan Account” has the meaning set forth in Section 2.11.

“Loan Documents” means this Agreement, the Bank Products Agreements, the Letters of Credit, the Lockbox Agreements, any note or notes executed by Borrowers and payable to the Lender Group, and any other agreement entered into, now or in the future, in connection with this Agreement.

“Loan Parties” means, collectively, the Borrowers and the Guarantors.

“Lockbox Account” shall mean a depositary account established pursuant to one of the Lockbox Agreements.

“Lockbox Agreements” means those certain Lockbox Operating Procedural Agreements and those certain Depository Account Agreements, in form and substance satisfactory to Agent, each of which is among Administrative Borrower, Agent, and one of the Lockbox Banks.

“Lockbox Banks” means Wachovia National Bank, or any replacement bank chosen by Borrowers and acceptable to Agent.

“Lockboxes” has the meaning set forth in Section 2.8.

“Material Adverse Change” means (a) a material adverse change in the business, prospects, operations, results of operations, assets, liabilities or condition (financial or otherwise) of Borrowers and their Subsidiaries, (b) the material impairment of a Borrower’s ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group to enforce the Obligations or realize upon the Collateral, (c) a material adverse effect on the value of the Collateral or the amount that the Lender Group would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Collateral, or (d) a material impairment of the priority of the Lender Group’s Liens with respect to the Collateral.

“Maturity Date” has the meaning set forth in Section 3.4.

“Maximum Amount” means (i) $100,000,000.00, unless increased in accordance with Section 2.18 below (but in no event greater than $130,000,000.00), plus (ii) during the Seasonal Overadvance Period, the Seasonal Overadvance Amount.

“Measurement Period” means, at any date of determination, the most recently completed twelve Fiscal months of the Parent.

“Multiemployer Plan” means a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA) to which Parent, any of its Subsidiaries, or any ERISA Affiliate has contributed, or was obligated to contribute, within the past six years.

“Negotiable Collateral” means all of Borrowers’ present and future letters of credit, notes, drafts, instruments, certificated and uncertificated securities (including the shares of stock of Subsidiaries of Parent (other than Hoop Holdings, LLC, Hoop Retail Stores, LLC, Hoop Canada Holdings, Inc. or Hoop Canada, Inc.), but limited to 65% of the outstanding shares of each class of stock of any foreign Subsidiary or any domestic Subsidiary, the sole asset of which is the stock of one or more foreign Subsidiaries), investment property, security entitlements, documents, personal property leases (wherein a Borrower is the lessor), chattel paper, and Books relating to any of the foregoing.

“Non-Consenting Lender” has the meaning set forth in Section 16.1.

“NRLV” means at any time of determination thereof, the ratio, expressed as a percentage, of the net retail liquidation value of Borrowers’ Inventory divided by the retail value of such Inventory, all as set forth in the most recent appraisal delivered to, and approved by Agent.

“Obligations” means (a) all loans, Advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations under any outstanding Letters of Credit, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant hereto), obligations, fees, charges, costs, or Lender Group Expenses (including any fees or expenses that, but for the provisions of the Bankruptcy Code, would have accrued), lease payments, guaranties, covenants, and duties owing by Borrowers to the Lender Group of any kind and description (whether pursuant to or evidenced by the Loan Documents or pursuant to any other agreement between the Lender Group and any Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from any Borrower to others that the Lender Group may have obtained by assignment or otherwise, and further including all interest not paid when due and all Lender Group Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise, and (b) all Bank Product Obligations.  Any reference in this Agreement or in the Loan Documents to the Obligations shall include all extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

“Originating Lender” has the meaning set forth in Section 15.1(e).

“Overadvance” has the meaning set forth in Section 2.6.

“Parent” has the meaning set forth in the preamble of this Agreement.

“Participant” has the meaning set forth in Section 15.1(e).

“PBGC” means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

“Permitted Liens” means (a) Liens held by the Lender Group, (b) Liens for unpaid taxes that either (i) are not yet due and payable or (ii) are the subject of Permitted Protests, (c) Liens set forth on Schedule P-1, (d) the interests of lessors under operating leases and purchase money security interests and Liens of lessors under capital leases to the extent that the acquisition or lease of the underlying asset is permitted under Section 7.1 and so long as the Lien only attaches to the asset purchased or acquired and only secures the purchase price of the asset, (e) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers, incurred in the ordinary course of business of Borrowers and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet due and payable, or (ii) are the subject of Permitted Protests, (f) Liens arising from deposits made in connection with obtaining worker’s compensation or other unemployment insurance, (g) Liens or deposits to secure performance of bids, tenders, or leases (to the extent permitted under this Agreement), incurred in the ordinary course of business of Borrowers and not in connection with the borrowing of money, (h) Liens arising by reason of security for surety or appeal bonds in the ordinary course of business of any Borrower, (i) Liens of or resulting from any judgment or award that would not cause a Material Adverse Change and as to which the time for the appeal or petition for rehearing of which has not yet expired, or in respect of which any Borrower is in good faith prosecuting an appeal or proceeding for a review, and in respect of which a stay of execution pending such appeal or proceeding for review has been secured, (j) with respect to any Real Property, easements, rights of way, zoning and similar covenants and restrictions, and similar encumbrances that customarily exist on properties of Persons engaged in similar activities and similarly situated and that in any event do not materially interfere with or impair the use or operation of the Collateral by Borrowers or the value of the Lender

Group’s Lien thereon or therein, or materially interfere with the ordinary conduct of the business of Borrowers, and (k) liens securing the L/C Demand Facility.

“Permitted Protest” means the right of Borrowers to protest any Lien (other than any such Lien that secures the Obligations), tax (other than payroll taxes or taxes that are the subject of a United States federal tax lien), or rental payment, provided that (a) a reserve with respect to such obligation is established on the books of Borrowers in an amount that is reasonably satisfactory to Agent, (b) any such protest is instituted and diligently prosecuted by Borrowers in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the Liens of the Lender Group in and to the Collateral.

“Person” means and includes natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Plan” means any employee benefit plan, program, or arrangement maintained or contributed to by any Borrower or with respect to which it may incur liability.

“Pro-Rata Share” means, with respect to a Lender, a fraction (expressed as a percentage), the numerator of which is the amount of such Lender’s Commitment and the denominator of which is the aggregate amount of the Commitments.

“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash of the Borrowers that is (a) deposited in an account of the Borrowers maintained with the Agent, which account is subject to a valid, enforceable and first priority perfected security interest in favor of the Agent pursuant to a control agreement, in form and substance satisfactory to the Agent, providing that, among other things, no amounts may be withdrawn or disbursed from the account to any Person without the prior written consent of the Agent, and (b) not subject to any Lien, except in favor of the Agent.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by any Borrower.

“Reference Rate” the rate of interest announced within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publication or publications as Wells Fargo may designate.

“Reference Rate Loans” means any advance (or portion thereof) made or outstanding hereunder during any period when interest on such Advance is payable based on the Reference Rate.

“Reportable Event” means any of the events described in Section 4043(c) of ERISA or the regulations thereunder other than a Reportable Event as to which the provision of 30 days notice to the PBGC is waived under applicable regulations.

“Required Lenders” means, at any time, Lenders whose Pro Rata Shares aggregate 50.1% or more of the Commitments; provided, however, that in connection with the providing of consent for (i) payment by the Borrowers of any of their indemnification obligations to the Walt Disney Companies, as set forth in Section 7.16, below, Required Lenders shall mean Lenders whose Pro Rata Shares aggregate 66 2/3% or more of the Commitments, and (ii) postponement of the time for repayment of the Seasonal Overadvance Facility, Required Lenders shall mean all of the Lenders, unanimously.

“Requirement of Law” means, as to any Person:  (a) (i) all statutes and regulations and (ii) court orders and injunctions, arbitrators’ decisions, and/or similar rulings, in each instance by any Governmental Authority or arbitrator applicable to or binding upon such Person or any of such Person’s property or to which such Person or any of such Person’s property is subject; and (b) that Person’s organizational documents, by-laws and/or other instruments which deal with corporate or similar governance, as applicable.

“Reserve Percentage” for any Interest Period means, as of the date of determination thereof, the maximum percentage (rounded upward, if necessary to the nearest 1/100th of 1%), as determined by Agent (or its Affiliates) in accordance with its (or their) usual procedures (which determination shall be conclusive in the absence of manifest error), that is in effect on such date as prescribed by the Board of Governors of the Federal Reserve System for determining the reserve requirements (including supplemental, marginal, and emergency reserve requirements) with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) having a term equal to such Interest Period by Agent or its Affiliates.

“Retiree Health Plan” means an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA that provides benefits to individuals after termination of their employment, other than as required by Section 601 of ERISA.

“Revolving Accounts” means any Account arising from an agreement to extend credit on an ongoing basis through the use of a device such as a credit card or the like, whether or not subject to regulation under Federal Reserve Board Regulation Z, or any state statute or regulation on truth-in-lending.

“Revolving Advances” has the meaning set forth in Section 2.1(a).

“Revolving Facility Usage” means, as of any date of determination, the aggregate amount of Revolving Advances and undrawn or unreimbursed Letters of Credit outstanding.

“Seasonal Advances” has the meaning set forth in Section 2.1(b).

“Seasonal Overadvance Amount” means up to $20,000,000.00 at any one time outstanding.

“Seasonal Overadvance Conditions” means, at the time of any request for a Seasonal Advance under the Seasonal Overadvance Facility, that (a) no Default or Event of Default then exists or would arise as a result of the making of such Seasonal Advance, and (b) the Loan Parties’ Consolidated EBITDA, on a trailing twelve (12) month basis based upon the most recent financial statements furnished, and as projected on a pro-forma basis for the remainder of the Seasonal Overadvance Period then in effect, will be equal to or greater than $130,000,000.00.  Simultaneously with any request for a Seasonal Advance under the Seasonal Overadvance Facility, the Borrowers shall deliver to the Agent evidence of satisfaction of the conditions contained in clause (b) above on a basis reasonably satisfactory to the Agent.

“Seasonal Overadvance Facility” means a permanent facility to be maintained by the Lenders for the benefit of the Borrowers during the Seasonal Overadvance Period in an amount up to the Seasonal Overadvance Amount, as set forth in Section 2.1(b).  Advances under the Seasonal Overadvance Facility shall be available to the Borrowers if, and only if, the Borrowers have satisfied the Seasonal Overadvance Conditions.

“Seasonal Overadvance Facility Usage” means, as of any date of determination, the aggregate amount of Seasonal Advances outstanding.

“Seasonal Overadvance Period” means the period from July 1st through October 31st of each year during the term of this Agreement.

“Services Company” means The Children’s Place Services Company, LLC, a Delaware limited liability company.

“Settlement” has the meaning set forth in Section 2.1(j)(i).

“Settlement Date” has the meaning set forth in Section 2.1(j)(i).

“Solvent” means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged.  In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

“Stock Option Issue” shall have the meaning set forth in that certain letter agreement dated as of December 20, 2006, as amended and in effect from time to time.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the shares of stock or other ownership interests having ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.

“Twin Brook” means Twin Brook Insurance Co., Inc., a New York captive insurance company.

“Voidable Transfer” has the meaning set forth in Section 18.6.

“Walt Disney Companies” means TDS Franchising, LLC, a California limited liability company; Disney Enterprises, Inc., a Delaware corporation; and Disney Credit Card Services, Inc., a California corporation.

“Wells Fargo” means Wells Fargo Bank, National Association.

“Wells Fargo Retail” means Wells Fargo Retail Finance, LLC, a Delaware limited liability company.

1.2                               Accounting Terms.  All accounting terms not specifically defined herein shall be construed in accordance with GAAP.  When used herein, the term “financial statements” shall include the notes and schedules thereto.  Whenever the term “Borrowers or Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Parent and its Subsidiaries on a consolidated basis unless the context clearly requires otherwise.

1.3                               Code.  Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

1.4                               Construction.  Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term “including” is not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.”  The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement.  An Event of Default shall “continue” or be “continuing” until such Event of Default has been waived in writing by the requisite members of the Lender Group.  Any reference herein to the repayment in full of the Obligations shall mean the repayment in full in cash of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement.  Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified.  Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, and supplements, thereto and thereof, as applicable.

1.5                               Schedules and Exhibits.  All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2.                                      LOAN AND TERMS OF PAYMENT.

2.1                               Revolving Advances.

(a)                                  Amounts.  Subject to the terms and conditions of this Agreement, each Lender agrees to make advances (“Revolving Advances”) to the Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Amount (other than with respect to the Seasonal Overadvance Amount) less the sum of (A) the principal balance of all Revolving Advances then outstanding and (B) the aggregate amount of all undrawn or unreimbursed Letters of Credit, or (ii) the Borrowing Base less the sum of (A) the principal balance of all Revolving Advances then outstanding and (B) the aggregate amount of all undrawn or unreimbursed Letters of Credit.  For purposes of this Agreement, “Borrowing Base” as of any date of determination, shall mean the result of:

(i)                                     90% of Eligible Accounts, plus

(ii)                                  30% of the retail value of Borrowers’ Eligible Inventory, not to exceed 90% of the NRLV of Borrowers’ gross Inventory for months other than June through November of each year and 95% of the NRLV of Borrowers’ gross Inventory for the months of June through November of each year; plus

(iii)                               an amount equal to 70% of the Borrowers’ cost of Inventory to be acquired pursuant to outstanding Commercial Letters of Credit (except that Inventory acquired pursuant to Canadian Letters of Credit shall not be included in this Section).  Such Commercial Letters of Credit must not allow partial draws unless such draws are for finished goods Inventory concurrently transferred to a Borrower, and draws thereunder must require documentation reflecting the transfer of title to such Borrower (in form and substance satisfactory to Agent) of first quality finished goods Inventory conforming to such Borrower’s contract with the seller; less

(iv)                              the aggregate amount of reserves, if any, established by Agent under Sections 2.1(c), 6.14 and 10.

(b)                                 Seasonal Overadvance Facility.  Subject to the terms and conditions of this Agreement, in addition to the Revolving Advances to be made pursuant to Section 2.1(a), above, the Lenders agree to make advances (“Seasonal Advances”) (on a pro rata basis in accordance with Schedule C-1), to the Borrowers in an amount at any one time outstanding not to exceed an amount equal to the Seasonal Overadvance Amount less the aggregate amount of all Seasonal Advances outstanding under the Seasonal Overadvance Facility.

(i)                                     The Seasonal Overadvance Facility shall be in place, effective, and available to the Borrowers for the making of Seasonal Advances thereunder during the Seasonal Overadvance Period.

(ii)                                  Advances under the Seasonal Overadvance Facility shall be made upon request by the Borrowers, in accordance with Section 2.1(e), below, and shall be available in up to four (4) tranches, in the minimum amount of $5,000,000.00 each.

(iii)                               Seasonal Advances under the Seasonal Overadvance Facility shall be secured by the Collateral and shall constitute Advances and Obligations hereunder.

(iv)                              All Obligations outstanding under the Seasonal Overadvance Facility shall be paid in full in immediately available funds, without demand, notice, or protest, on or before 5:00 p.m. (Boston time) on the last day of the Seasonal Overadvance Period then in effect.

(c)                                  Reserves.  Anything to the contrary in this Section 2.1 notwithstanding, the Agent may (i) reduce the advance rates based upon Eligible Accounts and Eligible Inventory without declaring an Event of Default if it determines in its reasonable business judgment that there has occurred a Material Adverse Change; and (ii) establish reserves (including Inventory Reserves) against the Borrowing Base in such amounts as Agent in its reasonable judgment (from the perspective of an asset-based lender) shall deem necessary or appropriate, including reserves on account of (y) sums that Borrowers are required to pay (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay under any section of this Agreement or any other Loan Document and (z) without duplication of the foregoing, amounts owing by Borrowers to any Person to the extent secured by a Lien on, or trust over, any of the Collateral, which Lien or trust, in the reasonable determination of Agent (from the perspective of an asset-based lender), would be likely to have a priority superior to the Liens of Agent (such as landlord liens, ad valorem taxes, or sales taxes where given priority under applicable law) in and to such item of the Collateral.  Without limiting the foregoing, upon the earlier of (i) the occurrence of an event of default under the L/C Demand Facility or (ii) the Termination Date of the L/C Demand Facility (as defined therein), the Agent may, and at the request of the agent under the L/C Demand Facility will, establish reserves against the Borrowing Base in an amount up to the undrawn and unreimbursed amount of all L/C Demand Facility Letters of Credit then outstanding under the L/C Demand Facility; provided, however, that the Agent shall not establish such reserves if and to the extent that the Borrowers have provided cash collateral or other security for such L/C Demand Facility Letters of Credit in accordance with the terms and conditions of Section 2.6 of the L/C Demand Facility Letter of Credit Agreement.

(d)                                 Revolving Nature.  Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.

(e)                                  Procedure for Borrowing.  Each Borrowing shall be made upon Administrative Borrower’s irrevocable request therefor delivered to Agent (which notice must be received by Agent (i) no later than 2:00 p.m. (Boston time) on the Funding Date, if such advance is for $20,000,000 or less, or (ii) no later than 2:00 p.m. (Boston time) (A) three Business Days prior to the Funding Date of any Borrowing of, conversion to, or continuation of, LIBOR Rate Loans, and (B) one Business Day prior to the requested Funding Date of any Borrowing of Reference Rate Loans, if such advance is for more than $20,000,000) specifying (i) the amount of the Borrowing; and (ii) the requested Funding Date, which shall be a Business Day.

(f)                                    Agent’s Election.  Promptly after receipt of a request for a Borrowing pursuant to Section 2.1(e) in excess of $20,000,000, the Agent shall elect, in its discretion, (i) to have the terms of Section 2.1(g) apply to such requested Borrowing, or (ii) to make an Agent Loan pursuant to the terms of Section 2.1(h) in the amount of the requested Borrowing.  Any requested Borrowing of $20,000,000 or less shall be made as an Agent Loan pursuant to the terms of Section 2.1(h).

(g)                                 Making of Advances.

(i)                                     In the event that Agent shall elect to have the terms of this Section 2.1(g) apply to a requested Borrowing in excess of $20,000,000 as described in Section 2.1(f), then promptly after receipt of a request for a Borrowing pursuant to Section 2.1(e), Agent shall notify the Lenders, not later than 4:00 p.m. (Boston time) on the Business Day on which such request for Borrowing pursuant to Section 2.1(e) is received by Agent, by telephone and promptly followed by telecopy, or other similar form of transmission, of the requested Borrowing.  Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to the Agent in same day funds, to such account of the Agent as the Agent may designate, not later than 2:00 p.m. (Boston time) on the Funding Date applicable thereto.  After the Agent’s receipt of the proceeds of such Advances, upon satisfaction of the applicable conditions precedent set forth in Sections 3.1 and 3.2, the Agent shall make the proceeds of such Advances available to Borrowers on the applicable Funding Date by transferring same day funds equal to the proceeds of such Advances received by the Agent to the Designated Account; provided, however, that, subject to the provisions of Section 2.1(m), the Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if the Agent shall have received written notice from any Lender, or otherwise has actual knowledge, that (A) one or more of the applicable conditions precedent set forth in Sections 3.1 or 3.2 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (B) the requested Borrowing would exceed the Availability on such Funding Date.

(ii)                                  Unless Agent receives notice from a Lender on or prior to the Closing Date or, with respect to any Borrowing after the Closing Date, at least one Business Day prior to the date of such Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount.  If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such

Funding Date make such amount available to Agent, together with interest at the Defaulting Lenders Rate for each day during such period.  A notice from Agent submitted to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error.  If such amount is paid to Agent such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement.  If such amount is not paid to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing.  The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.  Any Lender that fails to make any Advance that it is required to make hereunder on any Funding Date and that has not cured such failure by making such Advance within one Business Day after written demand upon it by Agent to do so, shall constitute a “Defaulting Lender” for purposes of this Agreement until such Advance is made.

(iii)                               Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder.  Amounts payable to a Defaulting Lender shall instead be paid to or retained by Agent.  Agent may hold and, in its discretion, re-lend to Borrowers the amount of all such payments received or retained by it for the account of such Defaulting Lender.  Solely for the purposes of voting or consenting to matters with respect to the Loan Documents and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s Commitment shall be deemed to be zero.  This section shall remain effective with respect to such Defaulting Lender until (A) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable or (B) the requisite non-Defaulting Lenders, Agent, and Borrowers shall have waived such Defaulting Lender’s default in writing.  The operation of this section shall not be construed to increase or otherwise affect the Commitment of any non-Defaulting Lender, or relieve or excuse the performance by Borrowers of their duties and obligations hereunder.

(h)                                 Making of Agent Loans.

(i)                                     In the event the Agent shall elect to have the terms of this Section 2.1(h) apply to a requested Borrowing in excess of $20,000,000 as described in Section 2.1(f) or in the event of any requested Borrowing of $20,000,000 or less, Agent shall make an Advance in the amount of such Borrowing (any such Advance made solely by Agent pursuant to this Section 2.1(h) being referred to as an “Agent Loan” and such Advances being referred to collectively as “Agent Loans”) available to Borrowers on the Funding Date applicable thereto by transferring same day funds to Administrative Borrower’s Designated Account.  Each Agent Loan is an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments thereon shall be payable to Agent solely for its own account (and for the account of the holder of any participation interest with respect to such Advance).  Subject to the provisions of Section 2.1(m), the Agent shall not make any Agent

Loan if the Agent shall have received written notice from any Lender, or otherwise has actual knowledge, that (i) one or more of the applicable conditions precedent set forth in Sections 3.1 or 3.2 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date.  Agent shall not otherwise be required to determine whether the applicable conditions precedent set forth in Sections 3.1 or 3.2 have been satisfied on the Funding Date applicable thereto prior to making, in its sole discretion, any Agent Loan.

(ii)                                  The Agent Loans shall be secured by the Collateral and shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to Obligations pursuant to Section 2.7.

(i)                                     Agent Advances.

(i)                                     Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (1) after the occurrence of a Default or an Event of Default (but without constituting a waiver of such Default or Event of Default), or (2) at any time that any of the other applicable conditions precedent set forth in Section 3.1 or 3.2 have not been satisfied, to make Advances to Borrowers on behalf of the Lenders which Agent, in its reasonable business judgment, deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof (other than the Bank Product Obligations), (B) to enhance the likelihood of, or maximize the amount of, repayment of the Obligations, or (C) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 10 (any of the Advances described in this Section 2.1(i) being hereinafter referred to as “Agent Advances”); provided that Agent shall not make any Agent Advances to Borrowers without the consent of all of the Lenders if the amount thereof would exceed $20,000,000 in the aggregate at any one time; and provided further that in no event shall Agent make any Agent Advance if, after giving effect thereto, the outstanding Revolving Facility Usage (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses) would exceed the Maximum Amount.

(ii)                                  Agent Advances shall be repayable on demand and secured by the Collateral, shall constitute Advances and Obligations hereunder, and shall bear interest at the rate applicable from time to time to the Obligations pursuant to Section 2.7.

(j)                                     Settlement.  It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to be equal at all times to such Lender’s Pro Rata Share of the outstanding Advances.  Such agreement notwithstanding, the Agent and the Lenders agree (which agreement shall not be for the benefit of or enforceable by Borrowers) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Advances, the Agent Loans, and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

(i)                                     The Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent, (1) for itself, with respect to each Agent Loan and Agent Advance, and (2) with respect to Collections received, as to each by notifying the Lenders by telephone and promptly followed by telecopy, or other similar form of transmission, of such requested Settlement, no later than 1:00 p.m. (Boston time) on the Business Day immediately preceding the date of such requested Settlement (the “Settlement Date”).  Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Agent Loans, and Agent Advances for the period since the prior Settlement Date, the amount of repayments received in such period, and the amounts allocated to each Lender of the principal, interest, fees, and other charges for such period.  Subject to the terms and conditions contained herein:  (y) if a Lender’s balance of the Advances, Agent Loans, and Agent Advances exceeds such Lender’s Pro Rata Share of the Advances, Agent Loans, and Agent Advances as of a Settlement Date, then Agent shall by no later than 1:00 p.m. (Boston time) on the Settlement Date transfer in same day funds to the account of such Lender as Lender may designate, an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Agent Loans, and Agent Advances; and (z) if a Lender’s balance of the Advances, Agent Loans, and Agent Advances is less than such Lender’s Pro Rata Share of the Advances, Agent Loans, and Agent Advances as of a Settlement Date, such Lender shall no later than 1:00 p.m. (Boston time) on the Settlement Date transfer in same day funds to such account of the Agent as the Agent may designate, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances, Agent Loans, and Agent Advances.  Such amounts made available to the Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Agent Loan or Agent Advance and, together with the portion of such Agent Loan or Agent Advance representing each Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders.  If any such amount is not made available to the Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, the Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lenders Rate.

(ii)                                  In determining whether a Lender’s balance of the Advances, Agent Loans, and Agent Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Agent Loans, and Agent Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral.  To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such Settlement.

(iii)                               Between Settlement Dates, the Agent, to the extent no Agent Advances or Agent Loans are outstanding, may pay over to Lenders any payments received by the Agent, which in accordance with the terms of the Agreement would be applied to the reduction of the Advances, for application to Lenders’ Pro Rata Share of the Advances.  If, as of any Settlement Date, Collections received since the then immediately preceding Settlement Date have been applied to Lenders’ Pro Rata Share of the Advances other than to Agent Loans or Agent Advances, as provided for in the previous sentence, Lenders shall pay to the Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding

Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances.  During the period between Settlement Dates, the Agent with respect to Agent Loans and Agent Advances, and each Lender with respect to the Advances other than Agent Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by the Agent or the Lenders, as applicable.

(k)                                  Notation.  The Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Agent Loans and Agent Advances owing to the Agent, and the interests therein of each Lender, from time to time.  In addition, each Lender is authorized, at such Lender’s option, to note the date and amount of each payment or prepayment of principal of such Lender’s Advances in its books and records, including computer records, such books and records constituting rebuttably presumptive evidence, absent manifest error, of the accuracy of the information contained therein.

(l)                                     Lenders’ Failure to Perform.  All Advances (other than Agent Loans and Agent Advances) shall be made by the Lenders simultaneously and in accordance with their Pro Rata Shares.  It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advances hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligation to make any Advances hereunder, and (ii) no failure by any Lender to perform its obligation to make any Advances hereunder shall excuse any other Lender from its obligation to make any Advances hereunder.

(m)                               Overadvances.  In addition to any Agent Advances which may be made in accordance with Section 2.1(i), above, the Agent may make voluntary Overadvances without the written consent of the Required Lenders for amounts charged to the applicable Loan Account for interest, fees or Lender Group Expenses pursuant to Section 2.1(i)(i)(2)(C).  If the conditions for borrowing under Section 3.2(d) cannot be fulfilled, the Agent may, but is not obligated to, knowingly and intentionally continue to make Advances (without limiting the ability of the Agent to make Agent Loans) to Borrowers, such failure of condition notwithstanding, so long as, at any time, (i) the outstanding Revolving Facility Usage would not exceed the Borrowing Base for more than 60 consecutive days or more than once in any 180 day period, and the maximum outstanding overadvance amount shall not exceed $2,000,000, without the consent of all of the Lenders, and (ii) the outstanding Revolving Facility Usage (except for and excluding amounts charged to the applicable Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Amount.  The foregoing provisions are for the sole and exclusive benefit of the Agent and the Lenders and are not intended to benefit Borrowers in any way.  The Advances that are made pursuant to this Section 2.1(m) shall be subject to the same terms and conditions as any other Agent Advance or Agent Loan, as applicable, except that the rate of interest applicable thereto shall be the rates set forth in Section 2.7(c)(i) without regard to the presence or absence of a Default or Event of Default.

Each Lender shall be obligated to settle with Agent as provided in Section 2.1(j) for the amount of such Lender’s Pro Rata Share of any Overadvances made as permitted under this Section 2.1(m).

(n)                                 Effect of Bankruptcy.   If a case is commenced by or against any Borrower under the Bankruptcy Code, or other statute providing for debtor relief, then, without the approval of Required Lenders the Lender Group shall not make additional loans or provide additional financial accommodations under the Loan Documents to such Borrower as debtor or debtor-in-possession, or to any trustee for such Borrower, nor consent to the use of cash collateral (provided that the applicable Loan Account shall continue to be charged, to the fullest extent permitted by law, for accruing interest, fees, and Lender Group Expenses).

2.2                               Letters of Credit.

(a)                                  Agreement to Cause Issuance; Amounts; Outside Expiration Date.  Subject to the terms and conditions of this Agreement, Agent agrees to issue Letters of Credit pursuant to this Agreement; provided, however, Parent or Services Company shall have the right to cause Canadian Letters of Credit to be issued pursuant to this Agreement; provided further that, so long as the L/C Demand Facility is in effect, no written notice of termination has been delivered by either the Administrative Borrower or the agent under the L/C Demand Facility in accordance with the terms thereof and the Borrowers are otherwise entitled to the issuance of L/C Demand Facility Letters of Credit under the L/C Demand Facility, no Commercial Letters of Credit shall be issued under this Agreement unless, at the time any such Commercial Letter of Credit is requested hereunder, the maximum amount available to be drawn under such Commercial Letter of Credit exceeds the maximum amount available to be issued under the L/C Demand Facility (in which case, subject to the terms and conditions set forth herein, the requested Commercial Letter of Credit shall be issued under this Agreement).  Agent shall have no obligation to issue a Letter of Credit if any of the following would result:

(i)                                     The aggregate amount of:

(A)                              all undrawn and unreimbursed Letters of Credit would exceed the L/C Sublimit; or
(B)                                all undrawn and unreimbursed Canadian Letters of Credit would exceed $10,000,000; or

(ii)                                  100% of the aggregate amount of all undrawn and unreimbursed Letters of Credit would exceed the Borrowing Base less the amount of outstanding Revolving Advances (including any Agent Advances and Agent Loans); or

(iii)                               the aggregate amount of all undrawn or unreimbursed Letters of Credit would exceed the Maximum Amount (without giving effect to the Seasonal Overadvance Amount) less the amount of outstanding Revolving Advances (including any Agent Advances and Agent Loans).

Borrowers expressly understand and agree that Agent shall have no obligation to arrange for the issuance by issuing banks of the letters of credit that are to be the subject of L/C Guarantees.  Borrowers and the Lender Group acknowledge and agree that certain of the letters of credit that are to be the subject of L/C Guarantees may be issued and outstanding on the Closing Date.  Each Letter of Credit shall have an expiry date no later than the date on which this Agreement is scheduled to terminate under Section 3.4 (without regard to any potential renewal term) and all such Letters of Credit shall be in form and substance acceptable to Agent in its sole discretion.  If Agent notifies Parent on or before 1:00 p.m. Boston time on any Business Day that the Lender Group is obligated to advance funds under a Letter of Credit, Borrowers shall reimburse such amount to Agent on the same Business Day.  If Agent notifies Parent after 1:00 p.m. Boston time on any Business Day that the Lender Group is obligated to advance funds under a Letter of Credit, Borrowers shall reimburse such amount to Agent by 10:00 a.m. Boston time on the then next Business Day.  In the absence of such reimbursement, the amount so advanced immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances under Section 2.7.

(b)                                 Indemnification.  Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, including payments made by the Lender Group, expenses, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit.  Each Borrower agrees to be bound by the issuing bank’s regulations and interpretations of any letters of credit guarantied by the Lender Group and opened to or for Parent’s or Service Company’s account or by Agent’s interpretations of any Letter of Credit issued by Agent to or for any Borrower’s account, even though this interpretation may be different from such Borrower’s own, and such Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following such Borrower’s instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto.  Each Borrower understands that the L/C Guarantees may require the Lender Group to indemnify the issuing bank for certain costs or liabilities arising out of claims by Borrowers against such issuing bank.  Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Guaranty as a result of the Lender Group’s indemnification of any such issuing bank.

(c)                                  Supporting Materials.  Borrowers hereby authorize and direct any bank that issues a letter of credit guaranteed by an L/C Guaranty to deliver to Agent all instruments, documents, and other writings and property received by the issuing bank pursuant to such letter of credit, and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with such letter of credit and the related application.  A Borrower may or may not be the “applicant” or “account party” with respect to such letter of credit.

(d)                                 Costs of Letters of Credit. Notwithstanding anything to the contrary contained in this Agreement, Borrowers shall not be responsible for any and all charges, commissions, fees (other than the Letter of Credit fee set forth in Section 2.7(b)), and costs relating to any L/C or to the letters of credit guaranteed by an L/C Guaranty.

(e)                                  Indemnification.  Immediately upon the termination of this Agreement, Borrowers agree to either (i) provide cash collateral to be held by Agent in an amount equal to 105% of the maximum amount of the Lender Group’s obligations under outstanding Letters of Credit, or (ii) cause to be delivered to Agent releases of all of the Lender Group’s obligations under outstanding Letters of Credit.  At Agent’s discretion, any proceeds of Collateral received by Agent after the occurrence and during the continuation of an Event of Default may be held as the cash collateral required by this Section 2.2(e).

(f)                                    Increased Costs.  If by reason of (i) any change in any applicable law, treaty, rule, or regulation or any change in the interpretation or application by any Governmental Authority of any such applicable law, treaty, rule, or regulation, or (ii) compliance by the issuing bank or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, without limitation, Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect (and any successor thereto):

(i)                                     any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letters of Credit issued hereunder, or

(ii)                                  there shall be imposed on the issuing bank or the Lender Group any other condition regarding any letter of credit, or Letter of Credit, as applicable, issued pursuant hereto;

and the result of the foregoing is to increase, directly or indirectly, the cost to the issuing bank or the Lender Group of issuing, making, guaranteeing, or maintaining any letter of credit, or Letter of Credit, as applicable, or to reduce the amount receivable in respect thereof by such issuing bank or the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as the issuing bank or Agent may specify to be necessary to compensate the issuing bank or Agent for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate set forth in Section 2.7(a) or (c)(i), as applicable.  The determination by the issuing bank or Agent, as the case may be, of any amount due pursuant to this Section 2.2(f), as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

(g)                                 Participations.

(i)                                     Purchase of Participations.  Immediately upon issuance of any Letter of Credit in accordance with this Section 2.2, each Lender shall be deemed to have irrevocably and unconditionally purchased and received without recourse or warranty, an undivided interest and participation in the credit support or enhancement provided through the Agent to such issuer in connection with the issuance of such Letter of Credit, equal to such Lender’s Pro Rata Share of the face amount of such Letter of Credit (including, without limitation, all obligations of Borrowers with respect thereto, and any security therefor or guaranty pertaining thereto).

(ii)                                  Documentation.  Upon the request of any Lender, the Agent shall furnish to such Lender copies of any Letter of Credit, reimbursement agreements executed in connection therewith, application for any Letter of Credit and credit support or enhancement provided through the Agent in connection with the issuance of any Letter of Credit, and such other documentation as may reasonably by requested by such Lender.

(iii)                               Obligations Irrevocable.  The obligations of each Lender to make payments to the Agent with respect to any Letter of Credit or with respect to any credit support or enhancement provided through the Agent with respect to a Letter of Credit, and the obligations of Borrowers to make payments to the Agent, for the account of the Lenders, shall be irrevocable, not subject to any qualification or exception whatsoever, including, without limitation, any of the following circumstances:

(A)                              any lack of validity or enforceability of this Agreement or any of the other Loan Documents;
(B)                                the existence of any claim, setoff, defense, or other right which any Borrower may have at any time against a beneficiary named in a Letter of Credit or any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), any Lender, the Agent, the issuer of such Letter of Credit, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transactions between such Borrower or any other Person and the beneficiary named in any Letter of Credit);
(C)                                any draft, certificate, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(D)                               the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; or
(E)                                 the occurrence of any Default or Event of Default.

2.3                               Intentionally Omitted.

2.4                               Intentionally Omitted.

2.5                               Payments.

(a)                                  Payments by Borrowers.

(i)                                     All payments to be made by Borrowers shall be made without set-off, recoupment, deduction, or counterclaim, except as otherwise required by law.  Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent for the account of the Lenders or Agent, as the case may be, at Agent’s address set forth in Section 12, and shall be made in immediately available funds, no later than 2:00 p.m. (Boston time) on the date specified herein.  Any payment received by Agent later than 2:00 p.m. (Boston time), at the option of Agent, shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii)                                  Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be.

(iii)                               Unless Agent receives notice from Borrowers prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender.  If and to the extent Borrowers have not made such payment in full to Agent, each Lender shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Reference Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(b)                                 Apportionment and Application.

(i)                                     Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including letter agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any letter agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee relates.  All payments shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied as follows:

A.                                   first, to pay any Lender Group Expenses then due to Agent under the Loan Documents, until paid in full,

B.                                     second, to pay any Lender Group Expenses then due to the Lenders under the Loan Documents, on a ratable basis, until paid in full,

C.                                     third, to pay any fees then due to Agent (for its separate accounts, after giving effect to any letter agreements between Agent and the individual Lenders) under the Loan Documents until paid in full,

D.                                    fourth, to pay any fees then due to any or all of the Lenders (after giving effect to any letter agreements between Agent and individual Lenders) under the Loan Documents, on a ratable basis, until paid in full,

E.                                      fifth, to pay interest due in respect of all Agent Advances, until paid in full,

F.                                      sixth, ratably to pay interest due in respect of the Advances (other than Agent Advances) until paid in full,

G.                                     seventh, to pay the principal of all Agent Advances until paid in full,

H.                                    eighth, so long as no Event of Default has occurred and is continuing, to pay (i) first, the entire principal of all Seasonal Advances (or, if less, the portion of the Seasonal Advances that is then required to be repaid hereunder), and (ii) second, the principal of all Revolving Advances until paid in full,

I.                                         ninth, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Administrative Borrower or its Subsidiaries in respect of Bank Products, until paid in full,

J.                                        tenth, if an Event of Default has occurred and is continuing, first, to pay the principal of all Revolving Advances until paid in full, second, to the Agent, to be held by the Agent, for the ratable benefit of those Lenders having a Commitment, as cash collateral in an amount up to 105% of the then extant Letters of Credit until paid in full, third, to pay the principal of all Seasonal Advances under the Seasonal Overadvance Facility, and fourth, to the Agent, to be held by the Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until Administrative Borrower’s and its Subsidiaries’ obligations in respect of the then outstanding Bank Products have been paid in full or the cash collateral amount has been exhausted,

K.                                    eleventh, if an Event of Default has occurred and is continuing, to pay any other Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its discretion as the amount necessary to secure Administrative Borrower’s and its Subsidiaries’ obligations in respect of the then outstanding Bank Products), and

L.                                      twelfth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii)                                  Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.1(j).

(iii)                               In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.5(b) shall not be deemed to apply to any payment by Borrowers specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.

(iv)                              For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees,

service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(v)                                 In the event of a direct conflict between the priority provisions of this Section 2.5 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other.  In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.5 shall control and govern.

2.6                               Overadvances.  If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Sections 2.1 and 2.2 is greater than either the Dollar or percentage limitations set forth in Sections 2.1 and 2.2 (an “Overadvance”), Borrowers immediately shall pay to Agent, in cash, the amount of such excess to be used by Agent to reduce the Obligations pursuant to the terms of Section 2.5(b).

2.7                               Interest and Letter of Credit Fees:  Rates, Payments, and Calculations.

(a)                                  Interest Rate.  Except as provided in Section 2.7(c) or in Section 2.7(d) below, all Obligations shall bear interest on the Daily Balance as follows:

(i)                                     each LIBOR Rate Loan shall bear interest at a per annum rate equal to the Adjusted LIBOR Rate plus the LIBOR Rate Margin; and

(ii)                                  all other Obligations (except for undrawn Letters of Credit) shall bear interest at a per annum rate equal to the Reference Rate.

(b)                                 Letter of Credit Fee.  Borrowers shall pay Agent, for the benefit of the Lender Group, a fee equal to 0.75% per annum times the aggregate undrawn amount of all Letters of Credit outstanding as of the end of the day.

(c)                                  Default Rate.  Upon the occurrence and during the continuation of an Event of Default, (i) all Obligations (except for undrawn Letters of Credit) shall bear interest on the Daily Balance at a per annum rate equal to the rate in effect from time to time plus three percent (3.00%), and (ii) the Letter of Credit fee provided in Section 2.7(b) shall be increased by three percent (3.00%) per annum; provided, however, the foregoing adjustments are subject to waiver by the Required Lenders.

(d)                                 Interest Rate; Letter of Credit Fee during Seasonal Overadvance Period.  Notwithstanding anything to the contrary contained herein, at all times during which Seasonal Advances are outstanding under the Seasonal Overadvance Facility, (i) all LIBOR Rate Loans shall bear interest on the Daily Balance at a per annum rate equal to (A) the Adjusted LIBOR Rate, plus (B) the LIBOR Rate Margin in effect from time to time, plus (C) one-quarter of one percent (.25%); (ii) all Reference Rate Loans shall bear interest on the Daily Balance at a per annum rate equal to (A) the Reference Rate, plus (B) one-quarter of one percent (.25%); and (iii)

the Letter of Credit fee provided in Section 2.7(b) shall be increased by one-quarter of one percent (0.25%) per annum.

(e)                                  Payments.  Interest in respect of Reference Rate Loans and Letter of Credit fees payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof.  Interest in respect of each LIBOR Rate Loan shall be due and payable, in arrears, on (i) the last day of the applicable Interest Period, and (ii) the first day of each month occurring during the term thereof.  Each Borrower hereby authorizes the Agent, at its option, without prior notice to such Borrower, to charge such interest and Letter of Credit fees, the fees and charges provided for in Section 2.12 (as and when accrued or incurred), all amounts due under the L/C Demand Facility, and all installments or other payments due under any Loan Document (including the amounts due and payable to the Bank Product Providers in respect to Bank Products up to the amount of the Bank Product Reserve) to Administrative Borrower’s Loan Account, which amounts thereafter shall accrue interest at the rate then applicable to Advances hereunder.  Any interest not paid when due shall be compounded and shall thereafter accrue interest at the rate then applicable to Advances hereunder.

(f)                                    Computation.  In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to such change in the Reference Rate.  All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed.

(g)                                 Intent to Limit Charges to Maximum Lawful Rate.  In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable.  Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.8                               Collection of Accounts.  Borrowers shall at all times maintain lockboxes (the “Lockboxes”) and, immediately after the Closing Date, shall instruct all Account Debtors with respect to the Accounts, General Intangibles, and Negotiable Collateral of Borrowers to remit all Collections in respect thereof to such Lockboxes.  Borrowers, Agent, and the Lockbox Banks shall enter into the Lockbox Agreements, which among other things shall provide for the opening of a Lockbox Account for the deposit of Collections at a Lockbox Bank.  Borrowers agree that all Collections and other amounts received by Borrowers from any Account Debtor or any other source immediately upon receipt shall be deposited into a Lockbox Account.  No Lockbox Agreement or arrangement contemplated thereby shall be modified by Borrowers without the prior written consent of Agent.  Upon the terms and subject to the conditions set forth in the Lockbox Agreements, all amounts received in each Lockbox Account shall be wired each Business Day into an account (the “Agent’s Account”) maintained by Agent at a depositary selected by Agent (except as provided in the last sentence of Section 2.9).

2.9                               Crediting Payments; Application of Collections.  The receipt of any Collections by Agent (whether from transfers to Agent by the Lockbox Banks pursuant to the Lockbox Agreements or otherwise) immediately shall be applied provisionally to reduce the Obligations outstanding under Section 2.1, but shall not be considered a payment on account unless such Collection item is a wire transfer of immediately available federal funds and is made to the Agent’s Account or unless and until such Collection item is honored when presented for payment.  Should any Collection item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment, and interest shall be recalculated accordingly.  Anything to the contrary contained herein notwithstanding, any Collection item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. Boston time.  If any Collection item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. Boston time on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.  Prior to the occurrence of an Event of Default or Agent reasonably deeming itself insecure, and so long as Availability is $25,000,000 or more, at Administrative Borrower’s option, monies shall be transferred from the Lock Box to Agent or to Administrative Borrower’s account on a daily basis, and if transferred to Administrative Borrower’s account such monies will not be applied to the Obligations.

2.10                        Designated Account.  Agent and the Lender Group are authorized to make the Advances and the Letters of Credit under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person, or without instructions if pursuant to Section 2.7(e). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Administrative Borrower and made by the Lender Group hereunder.  Unless otherwise agreed by Agent and Administrative Borrower, any Advance requested by Borrowers and made by the Lender Group hereunder shall be made to the Designated Account.

2.11                        Maintenance of Loan Account; Statements of Obligations.  Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Advances made by the Lender Group to Borrowers or for Borrowers’ account, including, accrued interest, Lender Group Expenses, and any other payment Obligations of Borrowers.  In accordance with Section 2.9, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any Lockbox Bank.  Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting the Lender Group Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Administrative Borrower and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.

2.12                        Fees.  Borrowers shall pay to Agent for the ratable benefit of the Lender Group (except where otherwise indicated) the following fees:

(a)                                  Amendment Fee.  An Amendment Fee in the amount and as provided in the Fee Letter.

(b)                                 Intentionally Omitted.

(c)                                  Intentionally Omitted.

(d)                                 Anniversary Fee.  An anniversary fee equal to 0.125% of the Maximum Amount (without giving effect to the Seasonal Overadvance Amount), which fee shall be due and payable in full on each October 31, commencing October 31, 2007 through and including October 31, 2010; provided, however, the Agreement has not previously been terminated.

(e)                                  Unused Line Fee.  On the first day of each month commencing July 1, 2007, whenever the average Daily Balance of Obligations is less than the Maximum Amount then in effect, an unused line fee in an amount equal to 0.25% per annum times the Average Unused Portion of Maximum Amount.

(f)                                    Intentionally Omitted.

(g)                                 Appraisals; Financial Examination and Appraisal Fees.  The Agent or its designee, at the sole expense of Borrowers, shall conduct periodic appraisals of the Borrowers’ Inventory.  So long as no Event of Default has occurred and is continuing, the Borrowers shall not be liable to pay more than $60,000 per year (exclusive of out of pocket expenses) for financial analyses and examinations and periodic appraisals of Inventory in the aggregate.

2.13                        LIBOR Rate Loans.  Any other provisions herein to the contrary notwithstanding, the following provisions shall govern with respect to LIBOR Rate Loans as to the matters covered:

(a)                                  Borrowing; Conversion; Continuation.  Administrative Borrower may from time to time, on or after the Closing Date (and subject to the satisfaction of the requirements of Sections 3.1 and 3.2), request in a written or telephonic communication with Agent: (i) Advances to constitute LIBOR Rate Loans; (ii) that Reference Rate Loans be converted into LIBOR Rate Loans; or (iii) that existing LIBOR Rate Loans continue for an additional Interest Period.  Any such request shall specify the aggregate amount of the requested LIBOR Rate Loans, the proposed Funding Date therefor (which shall be a Business Day, and with respect to continued LIBOR Rate Loans shall be the last day of the Interest Period of the existing LIBOR Rate Loans being continued), and the proposed Interest Period (in each case subject to the limitations set forth below).  LIBOR Rate Loans may only be made, continued, or extended if, as of the proposed Funding Date therefor, each of the following conditions is satisfied:

(v)                                 no Event of Default exists;

(w)                               no more than five Interest Periods may be in effect at any one time;

(x)                                   the amount of each LIBOR Rate Loan borrowed, converted, or continued must be in an amount not less than $5,000,000 and integral multiples of $1,000,000 in excess thereof;

(y)                                 Agent shall have determined that the Interest Period or Adjusted LIBOR Rate is available to it and can be readily determined as of the date of the request for such LIBOR Rate Loan by Borrowers; and

(z)                                   Agent shall have received such request at least three Business Days prior to the proposed Funding Date therefor.

Any request by Administrative Borrower to borrow LIBOR Rate Loans, to convert Reference Rate Loans to LIBOR Rate Loans, or to continue any existing LIBOR Rate Loans shall be irrevocable, except to the extent that any Lender shall determine under Sections 2.13(a), 2.14 or 2.15 that such LIBOR Rate Loans cannot be made or continued.

(b)                                 Determination of Interest Period.  By giving notice as set forth in Section 2.12(a), Borrowers shall select an Interest Period for such LIBOR Rate Loan.  The determination of the Interest Period shall be subject to the following provisions:

(i)                                     in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(ii)                                  if any Interest Period would otherwise expire on a day which is not a Business Day, the Interest Period shall be extended to expire on the next succeeding Business Day; provided, however, that if the next succeeding Business Day occurs in the following calendar month, then such Interest Period shall expire on the immediately preceding Business Day;

(iii)                               if any Interest Period begins on the last Business Day of a month, or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, then the Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(iv)                              Administrative Borrower may not select an Interest Period which expires later than the date on which this Agreement is scheduled to terminate pursuant to Section 3.4 hereof.

(c)                                  Automatic Conversion: Optional Conversion by Agent.  Any LIBOR Rate Loan shall automatically convert to a Reference Rate Loan upon the last day of the applicable Interest Period, unless Agent has received a request to continue such LIBOR Rate Loan at least three Business Days prior to the end of such Interest Period in accordance with the terms of Section 2.13(a).  Any LIBOR Rate Loan shall, at Agent’s option, upon notice to Borrowers, immediately convert to a Reference Rate Loan in the event that (i) an Event of Default shall have occurred and be continuing or (ii) this Agreement shall terminate, and Borrowers shall pay to Agent, for the benefit of the Lenders, any amounts required by Section 2.16 as a result thereof.

2.14                        Illegality.  Any other provision herein to the contrary notwithstanding, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority made subsequent to the Closing Date shall make it unlawful for any Lender to make or maintain LIBOR Rate Loans as contemplated by this Agreement, (a) the obligation of such Lender hereunder to make LIBOR Rate Loans, continue LIBOR Rate Loans as such, and convert Reference Rate Loans to LIBOR Rate Loans shall forthwith be suspended and (b) such Lender’s then outstanding LIBOR Rate Loans, if any, shall be converted automatically to Reference Rate Loans on the respective last days of the then current Interest Periods with respect thereto or within such earlier period as required by law; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different lending office if the making of such a designation would allow such Lender or its lending office to continue to perform its obligations to make LIBOR Rate Loans.  If any such conversion of a LIBOR Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.15.  If circumstances subsequently change so that such Lender shall determine that it is no longer so affected, such Lender will promptly notify Agent and Administrative Borrower, and upon receipt of such notice, the obligations of such Lender to make or continue LIBOR Rate Loans or to convert Reference Rate Loans into LIBOR Rate Loans shall be reinstated.

2.15                        Requirements of Law.

(a)                                  If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof by a Governmental Authority made subsequent to the Closing Date or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the Closing Date:

(i)                                     shall subject such Lender to any tax, levy, charge, fee, reduction, or withholding of any kind whatsoever with respect to LIBOR Rate Loans, or change the basis of taxation of payments to such Lender in respect thereof (except for the establishment of a tax based on the net income of the Lender or changes in the rate of tax on the net income of such Lender);

(ii)                                  shall in respect of LIBOR Rate Loans impose, modify or hold applicable any reserve, special deposit, compulsory loan, or similar requirement against assets held by, deposits or other liabilities in or for the account of, Advances or other extensions of credit by, or any other acquisition of funds by, any office of such Lender; or

(iii)                               shall impose on such Lender any other condition with respect to LIBOR Rate Loans;

and the result of any of the foregoing is to increase the cost to such Lender, by an amount which such Lender deems to be material, of making, converting into, continuing, or maintaining LIBOR Rate Loans or to increase the cost to such Lender in respect of LIBOR Rate Loans, by an amount which such Lender deems to be material, or to reduce any amount receivable hereunder in respect of LIBOR Rate Loans, or to forego any other sum payable thereunder or make any payment on account thereof in respect of LIBOR Rate Loans, then, in any such case, Borrowers shall promptly pay to Agent (for the benefit of such Lender), upon such Lender’s demand, any additional amounts necessary to compensate such Lender for such increased cost or reduced amount receivable; provided, however, that before making any such demand, each Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions and so long as such efforts would not be disadvantageous to it, in its reasonable discretion, in any legal, economic, or regulatory manner) to designate a different LIBOR lending office if the making of such designation would allow such Lender or its LIBOR lending office to continue to perform its obligations to make LIBOR Rate Loans or to continue to fund or maintain LIBOR Rate Loans and avoid the need for, or materially reduce the amount of, such increased cost.  If a Lender becomes entitled to claim any additional amounts pursuant to this Section 2.15, such Lender shall promptly notify Agent and Administrative Borrower of the event by reason of which it has become so entitled.  A certificate as to any additional amounts payable pursuant to this Section 2.15 submitted in reasonable detail by such Lender to Agent and Administrative Borrower shall be conclusive in the absence of manifest error.  Within five Business Days after a Lender notifies Agent and Administrative Borrower of any increased cost pursuant to the foregoing provisions of this Section 2.15, Administrative Borrower may convert all LIBOR Rate Loans then outstanding into Reference Rate Loans in accordance with Section 2.13 and, additionally, reimburse such Lender for any cost in accordance with Section 2.16.  This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder for nine months following such termination and repayment.

(b)                                 If a Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof by a Governmental Authority made subsequent to the Closing Date or compliance by such Lender or any Person controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the Closing Date does or shall have the effect of increasing the amount of capital required to be maintained or reducing the rate of return on such Lender’s or such Person’s capital as a consequence of its obligations hereunder to a level below that which such Lender or such Person could have achieved but for such change or compliance (taking into consideration such Lender’s or such Person’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to Agent and Administrative Borrower of a prompt written request therefor, Borrowers shall pay to Agent (for the benefit of such Lender) such additional amount or amounts as will compensate such Lender or such Person for such reduction.  This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder for nine months following such termination and repayment.

2.16                        Indemnity.  Each Borrower agrees to indemnify Agent and each Lender and to hold Agent and each Lender harmless from any loss or expense which Agent and each Lender may sustain or incur as a consequence of (a) default by Borrowers in payment when due of the principal amount of or interest on any LIBOR Rate Loan, (b) default by Borrowers in making a Borrowing of, conversion into, or continuation of LIBOR Rate Loans after Administrative Borrower have given a notice requesting the same in accordance with the provisions of this Agreement, (c) default by Borrowers in making any prepayment of a LIBOR Rate Loan after Administrative Borrower has given a notice thereof in accordance with the provisions of this Agreement, or (d) the making of a prepayment of LIBOR Rate Loans on a day which is not the last day of an Interest Period with respect thereto (whether due to the termination of this Agreement, upon an Event of Default, or otherwise), including, in each case, any such loss or expense (but excluding loss of margin or anticipated profits) arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained; provided, however, that Agent or any Lender, if requesting indemnification, shall have delivered to the Borrowers a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.  Calculation of all amounts payable to Agent or any such Lender under this Section 2.16 shall be made as though such Lender had actually funded the relevant LIBOR Rate Loan through the purchase of a deposit bearing interest at the LIBOR Rate in an amount equal to the amount of such LIBOR Rate Loan and having a maturity comparable to the relevant Interest Period; provided, however, that each Lender may fund each of the LIBOR Rate Loans in any manner it sees fit, and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 2.16.  This covenant shall survive the termination of this Agreement and the payment of the Advances and all other amounts payable hereunder for a period of nine months thereafter.

2.17                        Joint and Several Liability of Borrowers.

(a)                                  Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Agent and the Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)                                 Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.17), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Person composing Borrowers without preferences or distinction among them.

(c)                                  If and to the extent that any of Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Persons composing Borrowers will make such payment with respect to, or perform, such Obligation.

(d)                                 The Obligations of each Person composing Borrowers under the provisions of this Section 2.17 constitute the absolute and unconditional, full recourse Obligations of each Person composing Borrowers enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)                                  Except as otherwise expressly provided in this Agreement, each Person composing Borrowers hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement).  Each Person composing Borrowers hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Person composing Borrowers in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Agent or Lenders in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Person composing Borrowers.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Person composing Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.17 afford grounds for terminating, discharging or relieving any Person composing Borrowers, in whole or in part, from any of its Obligations under this Section 2.17, it being the intention of each Person composing Borrowers that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of such Person composing Borrowers under this Section 2.17 shall not be discharged except by performance and then only to the extent of such performance.  The Obligations of each Person composing Borrowers under this Section 2.17 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Person composing Borrowers or any Agent or Lender.  The joint and several liability of the Persons composing Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Persons composing Borrowers or any Agent or Lender.

(f)                                    Each Person composing Borrowers represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations.  Each Person composing Borrowers further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents.  Each Person composing Borrowers hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)                                 The provisions of this Section 2.17 are made for the benefit of the Agent, the Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all of the Persons composing Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any of the other Persons composing Borrowers or to exhaust any remedies available to it or them against any of the other Persons composing Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section 2.17 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any of the Persons composing Borrowers, or otherwise, the provisions of this Section 2.17 will forthwith be reinstated in effect, as though such payment had not been made.

(h)                                 Each of the Persons composing Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Persons composing Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to the Agent or the Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash.  Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any

Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(i)                                     Each of the Persons composing Borrowers hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the Indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations.  Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any Indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash.  If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such Indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for the Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.5(b).

2.18                        Increase in Maximum Amount and Commitments.

(a)                                  Increase in Maximum Amount.  Provided that no Event of Default has occurred and is continuing, the Borrowers shall have the right at any time, on up to five (5) separate occasions (subject to Section 2.18(b)(iii)) and upon not less than five (5) Business Days prior written notice to the Agent in each instance, to elect to increase the Maximum Amount (other than the Seasonal Overadvance Amount) by an amount of up to $30,000,000.00 in the aggregate (each, a “Commitment Increase”) from the existing aggregate amount of $100,000,000.00, to an aggregate amount of $130,000,000.00 (the “Increased Maximum Amount”).  Each such requested increase shall be in the minimum amount of $5,000,000.00.  Each such requested increase shall be made to all existing Lenders on a pro rata basis in accordance with Schedule C-1, except as otherwise provided in Section 2.18(d).

(b)                                 Increase Conditions.  No Commitment Increase shall become effective unless and until each of the following conditions have been satisfied:

(i)                                     The Borrowers shall have paid the Agent the Commitment Increase Fee with respect to such Commitment Increase;

(ii)                                  A note will be issued, at the Borrowers’ expense, to each Lender to the extent necessary to reflect the new Commitments of such Lender; and

(iii)                               The Borrowers shall have delivered such other instruments, documents and agreements with respect to the Commitment Increase as the Agent may reasonably have requested.

(c)                                  Commitment Increase Date.  The Agent shall promptly notify each Lender as to the effectiveness of any such Commitment Increase (with the date of such effectiveness being referred to herein as the “Commitment Increase Date”), and at such time (i) the Maximum Amount (other than the Seasonal Overadvance Amount) under, and for all purposes of, this Agreement shall be increased by the aggregate amount of each such Commitment Increase, (ii)

the L/C Sublimit under, and for all purposes of, this Agreement shall be increased by the aggregate amount of each such Commitment Increase, (iii) the Commitments set forth on Schedule C-1 shall be deemed amended, without further action, to reflect the increased Commitments of the Lenders, and (iv) this Agreement shall be deemed amended, without further action, to the extent necessary to reflect such Increased Maximum Amount.

(d)                                 Pro Rata Share.  In connection with any Commitment Increase hereunder, the Lenders and the Borrowers agree that, notwithstanding anything to the contrary in this Agreement, the Borrowers shall, in coordination with the Agent, (i) repay outstanding loans of certain Lenders, and obtain loans from certain other Lenders, or (ii) take such other actions as reasonably may be required by the Agent, in each case to the extent necessary so that all of the Lenders effectively participate in each of the outstanding loans pro rata on the basis of their Commitment (determined after giving effect to the Increased Maximum Amount pursuant to this Section 2.18); provided that the Agent and the Lenders agree that no such prepayment shall be required if, as a result thereof, the Borrowers would be obligated to pay all losses, costs, or expenses required to be paid pursuant to Section 2.16; provided further that the Agent agrees that the Agent will assume Citicorp USA, Inc.’s pro rata share of each Commitment Increase hereunder in the event that Citicorp USA, Inc. has not obtained credit approval for such Commitment Increase on or before the Commitment Increase Date.  Upon each Commitment Increase Date, the Agent shall issue a new Schedule C-1 to this Agreement reflecting each Lender’s increased Commitment.

3.                                      CONDITIONS; TERM OF AGREEMENT.

3.1                               Conditions Precedent to the Initial Advance and the Initial Letter of Credit.  The obligation of the Lender Group to make the initial Advance and to issue the initial Letter of Credit is subject to the fulfillment, to the satisfaction of Agent and its counsel, of each of the following conditions on or before the Closing Date:

(a)                                  the Closing Date shall occur on or before June 28, 2007;

(b)                                 Agent shall have received a confirmation of the Guaranties and each security agreement or other instrument or document executed and delivered pursuant to this Agreement or any other Loan Document to secure any of the Obligations, duly executed, and each such document shall be in full force and effect;

(c)                                  Agent shall have received a certificate from the Secretary or Assistant Secretary of each Borrower and Guarantor attesting to the resolutions of such Borrower’s and Guarantor’s Board of Directors authorizing its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower and Guarantor is a party and authorizing specific officers of such Borrower and Guarantor to execute the same;

(d)                                 Agent shall have received copies of each Borrower’s and Guarantor’s Governing Documents, as amended, modified, or supplemented on or before the Closing Date, certified by the Secretary or Assistant Secretary of each Borrower and Guarantor;

(e)                                  Agent shall have received a certificate of status with respect to each Borrower and Guarantor, dated within 10 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of each Borrower and Guarantor, which certificate shall indicate that such Borrower and Guarantor is in good standing in such jurisdiction;

(f)                                    Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 6.9, the form and substance of which shall be satisfactory to Agent and its counsel;

(g)                                 Agent shall have received an opinion of Borrowers’ and Guarantors’ counsel in form and substance satisfactory to Agent in its sole discretion;

(h)                                 Agent shall have received counterparts of the Fee Letter dated as of the Closing Date duly executed by each of the parties thereto;

(i)                                     Agent shall have received fully executed Collateral Access Agreements for each location set forth on Schedule 3.1(i).

(j)                                     Agent shall have received a fully executed customs broker agreement for the Borrowers’ customs broker listed on Schedule 3.1(j), in substantially in the form attached hereto as Exhibit E-1, subject to such changes requested by such customs broker as shall be reasonably acceptable to the Agent.

(k)                                  Agent shall have entered into an Intercreditor Agreement with the lenders under the L/C Demand Facility (as defined herein), on terms reasonably acceptable to the Agent;

(l)                                     Borrowers shall have paid to the Agent all fees required pursuant to the terms and conditions of the Fee Letter; and

(m)                               all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent and its counsel.

3.2                               Conditions Precedent to all Advances and all Letters of Credit.  The following shall be conditions precedent to all Advances and all Letters of Credit hereunder:

(a)                                  the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

(b)                                 except for good faith disputes between a Borrower and landlords, no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;

(c)                                  no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, the Lender Group or any of their Affiliates; and

(d)                                 the amount of any requested Advance or Letter of Credit shall not exceed Availability at such time.

(e)                                  Intentionally Omitted.

3.3                               Intentionally Omitted.

3.4                               Term.  This Agreement shall become effective as of June 28, 2007 upon the execution and delivery hereof by the Borrowers and the Lender Group and shall continue in full force and effect for a term ending on November 1, 2010 (the “Maturity Date”).  The foregoing notwithstanding, the Agent (on behalf of the Lender Group) shall have the right to terminate the Lender Group’s obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

3.5                               Effect of Termination.  On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to any outstanding Letters of Credit and including Bank Product Obligations) immediately shall become due and payable without notice or demand.  No termination of this Agreement, however, shall relieve or discharge Borrowers of Borrowers’ duties, Obligations, or covenants hereunder, and the Lender Group’s continuing security interests in the Collateral shall remain in effect until all Obligations have been fully and finally discharged and the Lender Group’s obligation to provide additional credit hereunder is terminated.

3.6                               Early Termination by Borrowers.  Borrowers have the option, at any time upon 90 days prior written notice to Agent, to terminate this Agreement by paying to Agent, for the benefit of the Lender Group, in cash, the Obligations (including either (a) providing cash collateral to be held by Agent for the benefit of those Lenders with a Commitment in an amount equal to 105% of the then outstanding Letters of Credit, or (b) causing the outstanding original Letters of Credit to be returned to the issuer thereof, in full, together with the Applicable Prepayment Premium, if any (to be allocated based upon letter agreements between Agent and individual Lenders)).  If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations (including either (i) providing cash collateral to be held by Agent for the benefit of those Lenders with a Commitment in an amount equal to 105% of the then outstanding Letters of Credit, or (ii) causing the original Letters of Credit to be returned to the issuer thereof, in full, together with the Applicable Prepayment Premium, if any, on the date set forth as the date of termination of this Agreement in such notice).  In the event of the termination of this Agreement and repayment of the Obligations at any time prior to the date on which this Agreement is scheduled to terminate pursuant to Section 3.4 hereof, for any other reason, including (a) foreclosure and sale of Collateral, (b) sale of the Collateral in any Insolvency Proceeding, or (c) restructure, reorganization, or compromise of the Obligations by the confirmation of a plan of reorganization or any other plan of compromise, restructure, or arrangement in any Insolvency Proceeding, then, in view of the impracticability and extreme difficulty of ascertaining the actual amount of damages to the Lender Group or profits lost by the Lender Group as a result of such early termination, and by mutual agreement of the parties as to a reasonable estimation and calculation of the lost profits or damages of the Lender Group, Borrowers shall pay the Applicable Prepayment Premium, if any, to Agent (to be allocated based upon letter agreements between Agent and individual Lenders), measured as of the date of such termination.

4.                                      CREATION OF SECURITY INTEREST.

4.1                               Grant of Security Interests.  Each Borrower hereby grants to Agent for the benefit of the Lender Group a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by such Borrower of each of its covenants and duties under the Loan Documents.  The security interests of Agent for the benefit of the Lender Group in the Collateral shall attach to all Collateral without further act on the part of the Lender Group or Borrowers.  Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, and other than:  (a) sales of Inventory to buyers in the ordinary course of business, (b) sales of Equipment in any 12 month period having an aggregate net book value of $500,000 with the proceeds being applied to the Obligations, and (c) sale or disposal of Collateral (other than Inventory) in connection with the closing of Borrowers’ stores, Borrowers have no authority, express or implied, to dispose of any item or portion of the Collateral.

4.2                               Negotiable Collateral.  In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrowers, immediately upon the request of Agent, shall endorse and deliver physical possession of such Negotiable Collateral to Agent.

4.3                               Collection of Accounts, General Intangibles, and Negotiable Collateral.  At any time, Agent or Agent’s designee may (a) notify customers or Account Debtors of any Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Agent for the benefit of the Lender Group or that Agent for the benefit of the Lender Group has a security interest therein, and (b) collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to the Loan Account.  Each Borrower agrees that, subject to Section 2.9, it will hold in trust for the Lender Group, as the Lender Group’s trustee, any Collections that it receives and immediately will deliver said Collections to Agent in their original form as received by such Borrower.

4.4                               Delivery of Additional Documentation Required.  At any time upon the request of Agent, Borrowers shall execute and deliver to Agent all financing statements, continuation financing statements, fixture filings, security agreements, pledges, assignments, control agreements, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Agent reasonably may request, in form satisfactory to Agent, to perfect and continue perfected the Liens of the Lender Group in the Collateral, and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

4.5                               Power of Attorney.  Each Borrower hereby irrevocably makes, constitutes, and appoints Agent (and any of Agent’s officers, employees, or agents designated by Agent) as such Borrower’s true and lawful attorney, with power to (a) if any Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of such Borrower on any of the documents described in Section 4.4, (b) at any time that an Event of Default has occurred and is continuing or the Lender Group deems itself insecure, sign such Borrower’s name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors, (c) send requests for verification of Accounts, (d) endorse such Borrower’s name on any Collection item that may come into the Lender Group’s possession, (e) at any time that an Event of Default has occurred and is continuing or the Lender Group deems itself insecure, notify the post office authorities to change the address for delivery of such Borrower’s mail to an address designated by Agent, to receive and open all mail addressed to such Borrower, and to retain all mail relating to the Collateral and forward all other mail to such Borrower, (f) at any time that an Event of Default has occurred and is continuing or the Lender Group deems itself insecure, make, settle, and adjust all claims under Borrowers’ policies of insurance and make all determinations and decisions with respect to such policies of insurance, and (g) at any time that an Event of Default has occurred and is continuing or Agent deems itself insecure, settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms that Agent determines to be reasonable, and Agent may cause to be executed and delivered any documents and releases that Agent determines to be necessary.  The appointment of Agent as each Borrower’s attorney, and each and every one of Agent’s rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully and finally repaid and performed and the Lender Group’s obligation to extend credit hereunder is terminated.

4.6                               Right to Inspect.  Agent (through any of its officers, employees, or agents), shall have the right, from time to time hereafter to inspect Books and to check, test, and appraise the Collateral in order to verify Borrowers’ financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

5.                                      REPRESENTATIONS AND WARRANTIES.  In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties which shall be true, correct, and complete in all respects as of the date hereof, and shall be true, correct, and complete in all respects as of the Closing Date, and at and as of the date of the making of each Advance and Letter of Credit made thereafter, as though made on and as of the date of such Advance and Letter of Credit (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

5.1                               No Encumbrances.  Each Borrower has good and indefeasible title to the Collateral, free and clear of Liens except for Permitted Liens.

5.2                               Eligible Accounts.  The Eligible Accounts are, at the time of the creation thereof and as of each date on which Borrowers includes them in a Borrowing Base calculation or certification, bona fide existing obligations created by the sale and delivery of Inventory or the rendition of services to Account Debtors in the ordinary course of Borrowers’ business, unconditionally owed to Borrowers without defenses, disputes, offsets, counterclaims, or rights of return or cancellation other than normal returns or disputes in the normal course of business.  The property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor’s agent for immediate shipment to and unconditional acceptance by the Account Debtor.  At the time of the creation of an Eligible Account and as of each date on which Borrowers include an Eligible Account in a Borrowing Base calculation or certification, Borrowers have not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding such Eligible Account.

5.3                               Eligible Inventory.  All Eligible Inventory is now and at all times hereafter shall be of good and merchantable quality, free from defects, except for minor defects arising in the ordinary course of business.

5.4                               Equipment.  All of the Equipment is used or held for use in Borrowers’ business and is fit for such purposes.

5.5                               Location of Inventory and Equipment.  The Inventory (other than Inventory in transit) and Equipment are not stored with a bailee, warehouseman, or similar party (without Agent’s prior written consent) and are located only at the locations identified on Schedule 6.11 or otherwise permitted by Section 6.11.

5.6                               Inventory Records.  Each Borrower keeps correct and accurate records itemizing and describing the kind, type, quality and quantity of its Inventory and each Borrower’s cost therefor in accordance with the retail method of accounting.

5.7                               Location of Chief Executive Office; FEIN.  The chief executive office of Borrowers is located at the address indicated in the preamble to this Agreement and Parent’s FEIN is 31-1241495 and Services Company’s FEIN is 20-0850965.

5.8                               Due Organization and Qualification; Subsidiaries.

(a)                                  Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified reasonably could be expected to cause a Material Adverse Change.

(b)                                 Set forth on Schedule 5.8, is a complete and accurate list of each Borrower’s direct and indirect Subsidiaries, showing: (i) the jurisdiction of their incorporation; (ii) the number of shares of each class of common and preferred stock authorized for each of such Subsidiaries; and (iii) the number and the percentage of the outstanding shares of each such class owned directly or indirectly by the applicable Borrower.  All of the outstanding capital stock of each such Subsidiary has been validly issued and is fully paid and non-assessable.

(c)                                  Except as set forth on Schedule 5.8, no capital stock (or any securities, instruments, warrants, options, purchase rights, conversion or exchange rights, calls,

commitments or claims of any character convertible into or exercisable for capital stock) of any direct or indirect Subsidiary of any Borrower is subject to the issuance of any security, instrument, warrant, option, purchase right, conversion or exchange right, call, commitment or claim of any right, title, or interest therein or thereto.

5.9                               Due Authorization; No Conflict.

(a)                                  The execution and delivery by each Borrower of each Loan Document to which it is a party; each Borrower’s consummation of the transactions contemplated by such Loan Documents; each Borrower’s performance under those of the Loan Documents to which it is a party:

(i)                                     Has been duly authorized by all necessary action.

(ii)                                  Does not, and will not, contravene in any material respect any provision of any Requirement of Law or obligation of that Borrower.

(iii)                               Will not result in the creation or imposition of, or the obligation to create or impose, any Lien upon any assets of that Borrower pursuant to any Requirement of Law or obligation, except pursuant to the Loan Documents.

(b)                                 The Loan Documents have been duly executed and delivered by each Borrower and are the legal, valid and binding obligations of each Borrower, enforceable against each Borrower in accordance with their respective terms.

5.10                        Litigation.  Except as set forth on Schedule 5.10, there are no actions or proceedings pending by or against Borrowers before any court or administrative agency and Borrowers do not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrowers or any guarantor of the Obligations, except for: (a) ongoing collection matters in which Borrowers are the plaintiff; and (b) current matters that, if decided adversely to Borrowers, would not materially impair the prospect of repayment of the Obligations or materially impair the value or priority of the Lender Group’s security interests in the Collateral.

5.11                        No Material Adverse Change.  All financial statements relating to Borrowers or any guarantor of the Obligations that have been delivered by Borrowers to the Lender Group have been prepared in accordance with GAAP (except as may be directly impacted by the Stock Option Issue and, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and fairly present Borrowers’ (or such guarantor’s, as applicable) financial condition as of the date thereof and Borrowers’ results of operations for the period then ended.  There has not been a Material Adverse Change with respect to Borrowers (or such guarantor, as applicable) since the date of the latest financial statements submitted to the Lender Group in accordance with Section 6.2 of this Agreement.

5.12                        Fraudulent Transfer.

(a)                                  Each Borrower and each Subsidiary of a Borrower is Solvent.

(b)                                 No transfer of property is being made by any Borrower or any Subsidiary of a Borrower and no obligation is being incurred by any Borrower or any Subsidiary of a Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrowers or their Subsidiaries.

5.13                        Employee Benefits.  None of any Borrower, any of its Subsidiaries, or any of their ERISA Affiliates maintains or contributes to any Benefit Plan, other than those listed on Schedule 5.13.  Each Borrower, each of its Subsidiaries and each ERISA Affiliate have satisfied the minimum funding standards of ERISA and the IRC with respect to each Benefit Plan to which it is obligated to contribute.  No ERISA Event has occurred nor has any other event occurred that may result in an ERISA Event that reasonably could be expected to result in a Material Adverse Change.  No Borrower or its Subsidiaries, any ERISA Affiliate, or any fiduciary of any Plan is subject to any direct or indirect liability with respect to any Plan under any applicable law, treaty, rule, regulation, or agreement.  No Borrower or its Subsidiaries or any ERISA Affiliate is required to provide security to any Plan under Section 401(a)(29) of the IRC.

5.14                        Environmental Condition.  Except as set forth on Schedule 5.14, none of Borrowers’ properties or assets has ever been used by Borrowers or, to the best of Borrowers’ knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials.  None of Borrowers’ properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute.  No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrowers.  Borrowers have not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrowers resulting in the releasing or disposing of Hazardous Materials into the environment.

6.                                      AFFIRMATIVE COVENANTS.  Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrowers shall do all of the following:

6.1                               Accounting System and Schedules.

(a)                                  Maintain a standard and modern system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be requested by Agent.  Borrowers also shall keep proper books of account showing all sales, claims, and allowances on its Inventory.

(b)                                 Schedules of Accounts.  With such regularity as Agent shall require, Borrowers shall provide Agent with schedules describing all Accounts.  Agent’s failure to request such schedules or Borrowers’ failure to execute and deliver such schedules shall not affect or limit the Lender Group’s security interests or other rights in and to the Accounts.

6.2                               Financial Statements, Reports, Certificates.  Deliver to Agent: (a) as soon as available, but in any event within 30 days after the end of each Fiscal Month (except with respect to the last Fiscal Month of each fiscal quarter, with respect to which the applicable period for delivery shall be 45 days rather than 30 days) during each of Parent’s Fiscal Years, a company prepared balance sheet, income statement, and cash flow statement covering Parent’s operations during such Fiscal Month; and (b) as soon as available, but in any event within 90 days after the end of each of Parent’s Fiscal Years (except with respect to the Fiscal Year ended February 3, 2007, with respect to which the deadline for delivery shall be July 31, 2007), financial statements of Parent for each such Fiscal Year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any going concern or other material qualifications, by such accountants to have been prepared in accordance with GAAP; together with a certificate of such accountants addressed to Agent stating that such accountants do not have knowledge of the existence of any failure of Parent to comply with Section 7.19.  Such audited financial statements shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants’ letter to management.  If Parent is a parent company of one or more Subsidiaries, or Affiliates, or is a Subsidiary or Affiliate of another company, then, in addition to the financial statements referred to above, Parent agrees to deliver financial statements prepared on a consolidating basis so as to present Parent and each such related entity separately, and on a consolidated basis.

Parent also shall deliver to Lenders (a) written notice of the filing of Parent’s Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Parent with the Securities and Exchange Commission, if any, as soon as the same are filed, (b) any other information that is provided by Parent to its public shareholders, and (c) any other report reasonably requested by Agent relating to the Collateral and financial condition of Parent.

Each month, together with the financial statements provided pursuant to Section 6.2(a), Administrative Borrower shall deliver to Agent a Compliance Certificate signed by its chief financial officer to the effect that: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Agent hereunder have been prepared in accordance with GAAP and fairly present the financial condition of Borrowers, except for the months ended March, 2007, April, 2007 and May, 2007 as may be directly impacted by the Stock Option Issue; (ii) Borrowers are in timely compliance with all of its covenants and agreements hereunder; (iii) the representations and warranties of Borrowers contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (iv) on the date of delivery of such certificate to Agent there does not exist any condition or event that constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrowers have taken, is taking, or proposes to take with respect thereto).

Administrative Borrower shall deliver to Agent its Business Plan for each fiscal year, the form of which shall be substantially similar to the business plan for the Fiscal Year ending on or about

January 31, 2008 attached hereto as Exhibit B-1 and the substance of which shall be reasonably satisfactory to the Agent, on or before March 1 of such fiscal year.

Administrative Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Agent and to release to Agent whatever financial information concerning Borrowers that Agent may request.  Administrative Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third parties to deliver to Agent, at Borrowers’ expense, copies of Borrowers’ financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Agent any information they may have regarding the Collateral or the financial condition of Borrowers.

6.3                               Tax Returns.  Deliver to Agent copies of each of Parent’s future federal income tax returns, and any amendments thereto, concurrently with the filing thereof with the Internal Revenue Service.

6.4                               Borrowing Base Certificate.  Borrowers shall now and from time to time hereafter, but not less frequently than (a) weekly (to be delivered each Wednesday based upon the close of business on the preceding Saturday) or (b) monthly, so long as Borrowers have maintained at least $25,000,000 of Availability without being limited by the Maximum Amount (to be delivered on the first Wednesday of each Fiscal Month (or, if such day is not a Business Day, on the next succeeding Business Day) based upon the close of business as of the last day of the immediately preceding Fiscal Month), execute and deliver to Agent a Borrowing Base Certificate (in the form of Exhibit D-1 attached hereto, as such form may be revised from time to time by Agent consistent with the terms of this Agreement) and a designation of Inventory specifying the retail selling price of Borrowers’ Inventory, and not less frequently than monthly, execute and deliver to Agent a designation of Inventory specifying Borrowers’ cost, and further specifying such other information as Agent may reasonably request.  Such designation shall separately report Inventory that is subject to a letter of credit issued by any Person other than Agent.  Borrowers will not include Inventory in transit in its Inventory reports until such Inventory has been paid for by draws under applicable letters of credit or has been acquired by Borrowers without letter of credit financing.

6.5                               Store Openings and Closings and Rents Reports.  Borrowers shall give Agent reasonable prior notice of new store openings and closing of its stores.  Borrowers shall make timely payment of all rents on real property leases where a Borrower is the lessee within applicable grace periods, and shall provide Agent with a monthly report specifying the status of such payments.  In the event that Borrowers become delinquent in their rent payments, then Agent can establish reserves against the Borrowing Base for the amount of any landlord liens arising from such delinquency.

6.6                               Title to Equipment.  Upon Agent’s request, Borrowers shall within 30 days of such request deliver to Agent, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment with a market value of $100,000 or more other than Equipment leased or to be leased.

6.7                               Maintenance of Equipment.  Maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved.  Other than those items of Equipment that constitute fixtures on the Closing Date, Borrowers shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and such Equipment shall at all times remain personal property.

6.8                               Taxes.  Cause all assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers, their Subsidiaries, or any of their property to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest.  Borrowers shall make due and timely payment or deposit of all such federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Agent, on demand, appropriate certificates attesting to the payment thereof or deposit with respect thereto.  Borrowers will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof satisfactory to Agent indicating that Borrowers have made such payments or deposits.

6.9                               Insurance.

(a)                                  Borrowers, at their expense, shall keep the Collateral insured against loss or damage by fire, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as are ordinarily insured against by other owners in similar businesses.  Borrowers also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrowers’ ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation.

(b)                                 All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Agent.  All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender’s loss payable endorsement, or an equivalent endorsement in a form satisfactory to Agent, showing Agent as sole loss payee thereof, and shall contain a waiver of warranties, and shall specify that the insurer must give at least 10 days prior written notice to Agent before canceling its policy for any reason.  Administrative Borrower shall deliver to Agent certified copies of such policies of insurance and evidence of the payment of all premiums therefor.  All proceeds payable under any such policy shall be payable to Agent to be applied on account of the Obligations.

6.10                        No Setoffs or Counterclaims.  Make payments hereunder and under the other Loan Documents by or on behalf of Borrowers without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

6.11                        Location of Inventory and Equipment.  Keep the Inventory (other than Inventory in transit) and Equipment only at the locations identified on Schedule 6.11; provided, however, that Borrowers may amend Schedule 6.11 so long as such amendment occurs by written notice to Agent not less than 30 days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, Alaska, Hawaii or Puerto Rico, and so long as, at the time of such written notification, Borrowers provide any financing statements necessary to perfect and continue perfected the Agent’s Lien for the benefit of the Lender Group in such assets, and Borrowers will use their best efforts to obtain a Collateral Access Agreement if requested by Agent.

6.12                        Compliance with Laws.  Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to cause a Material Adverse Change.

6.13                        Employee Benefits.  (a)                     Deliver to Agent:  (i) promptly, and in any event within 10 Business Days after Parent or any of its Subsidiaries knows or has reason to know that an ERISA Event has occurred that reasonably could be expected to result in a Material Adverse Change, a written statement of the chief financial officer of Parent describing such ERISA Event and any action that is being taking with respect thereto by Parent, any such Subsidiary or ERISA Affiliate, and any action taken or threatened by the IRS, Department of Labor, or PBGC.  Parent or such Subsidiary, as applicable, shall be deemed to know all facts known by the administrator of any Benefit Plan of which it is the plan sponsor, (ii) promptly, and in any event within three Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by Parent, any of its Subsidiaries or, to the knowledge of Parent, any ERISA Affiliate with respect to such request, and (iii) promptly, and in any event within three Business Days after receipt by Parent, any of its Subsidiaries or, to the knowledge of Parent, any ERISA Affiliate, of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, copies of each such notice.

(b)                                 Cause to be delivered to Agent, upon Agent’s request, each of the following:  (i) a copy of each Plan (or, where any such plan is not in writing, complete description thereof) (and if applicable, related trust agreements or other funding instruments) and all amendments thereto, all written interpretations thereof and written descriptions thereof that have been distributed to employees or former employees of Parent or its Subsidiaries; (ii) the most recent determination letter issued by the IRS with respect to each Benefit Plan; (iii) for the three most recent plan years, annual reports on Form 5500 Series required to be filed with any governmental agency for each Benefit Plan; (iv) all actuarial reports prepared for the last three plan years for each Benefit Plan; (v) a listing of all Multiemployer Plans, with the aggregate amount of the most recent annual contributions required to be made by Parent or any ERISA Affiliate to each such plan and copies of the collective bargaining agreements requiring such contributions; (vi) any information that has been provided to Parent or any ERISA Affiliate regarding withdrawal liability under any Multiemployer Plan; and (vii) the aggregate amount of the most recent annual payments made to former employees of Parent or its Subsidiaries under any Retiree Health Plan.

6.14                        Leases.  Pay when due all rents and other amounts payable under any leases to which Parent is a party or by which Borrowers’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.  To the extent that Borrowers fail timely to make payment of such rents and other amounts payable when due under their leases, Agent shall be entitled, in its discretion, to reserve an amount equal to such unpaid amounts against the Borrowing Base.

6.15                        Restatement of Financial Statements.

On or before July 31, 2007, the Parent shall:

(a)                                  deliver to the Agent (i) its quarterly reports on Form 10-Q for the quarters ended July 29, 2006, October 28, 2006 and May 5, 2007 (or the equivalent report(s) which the Parent files with the SEC that covers the same periods); and (ii) its annual report on Form 10-K for the Fiscal Year ended February 3, 2007;

(b)                                 file with the SEC its (i) quarterly reports on Form 10-Q for the quarters ended July 29, 2006, October 28, 2006 and May 5, 2007 (or the equivalent report(s) which the Parent files with the SEC that covers the same periods); and (ii) its annual report on Form 10-K for the Fiscal Year ended February 3, 2007.

7.                                      NEGATIVE COVENANTS.  Each Borrower covenants and agrees that, so long as any credit hereunder shall be available and until full and final payment of the Obligations, Borrowers will not do any of the following:

7.1                               Indebtedness.  Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

(a)                                  Indebtedness evidenced by this Agreement, together with Indebtedness to issuers of letters of credit that is the subject of L/C Guarantees;

(b)                                 Indebtedness set forth in Schedule 7.1;

(c)                                  Indebtedness secured by Permitted Liens;

(d)                                 refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrowers, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the

Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to the Lender Group as those applicable to the refinanced Indebtedness;

(e)                                  leases, whether operating leases or capital leases of existing or after acquired Equipment, including, without limitation, the Alabama Capital Lease;

(f)                                    Indebtedness subordinated to the Obligations on terms and conditions satisfactory to Agent;

(g)                                 intercompany Indebtedness between and among Borrowers and Guarantors, which Indebtedness shall (i) be evidenced by such documentation as Agent may reasonably require, (ii) constitute “Collateral” under this Agreement, (iii) be on terms (including subordination terms) reasonably acceptable to Agent, and (iv) be otherwise permitted under the provisions of Section 7.13;

(h)                                 any liability or obligation of any Borrower to any other Borrower or to any Affiliate of any Borrower, and any liability or obligation of any Affiliate of any Borrower to any Borrower or to any other Affiliate of any Borrower, to reimburse or share the costs of any services or third party expenses in accordance with the terms of the Intercompany Services Agreement or any similar intercompany cost-sharing agreement or arrangement, provided that no Default or Event of Default then exists or would arise therefrom;

(i)                                     Indebtedness under the L/C Demand Facility (including guarantees by the Borrowers or any Guarantor in respect of such Indebtedness) not to exceed $60,000,000; and

(j)                                     Indebtedness incurred in connection with the Alabama Sale-Leaseback Transaction.

7.2                               Liens.  Create, incur, assume, or permit to exist, directly or indirectly, any Lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(d) and so long as the replacement Liens only encumber those assets or property that secured the original Indebtedness).

7.3                               Restrictions on Fundamental Changes.  Without Required Lenders’ prior written consent, enter into any merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), provided that Borrowers shall be permitted to liquidate or dissolve Twin Brook at any time upon prior written notice to Agent, provided further that before, or within three (3) Business Days after, the liquidation or dissolution of Twin Brook, Twin Brook shall have contributed all of its assets to Parent and Parent shall have caused the former assets of Twin Brook, including, without limitation, the equity interests in Services Company, to be pledged to Agent for the benefit of the Lender Group.  In the event of any liquidation or dissolution of Twin Brook in accordance with the preceding sentence, Twin Brook will automatically cease to be a Guarantor hereunder.

7.4                               Disposal of Assets.  Convey, sell, lease, assign, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial portion of Borrowers’ properties or assets other than (a) sales of Inventory to buyers in the ordinary course of Borrowers’ business as currently conducted, (b) sales of Equipment having a fair market value, in the aggregate, of up to $500,000 in any Fiscal Year, (c) distributions or transfers of some or all of the assets of Twin Brook to Parent, provided that before, or within three (3) Business Days after, any such distribution or transfer, Parent shall have caused the assets so distributed to be pledged to Agent for the benefit of the Lender Group, and (d) as long as no Default or Event of Default then exists or would arise therefrom, (x) the Alabama Sale-Leaseback Transaction, provided that such sale is made for fair market value and the Agent shall have received from the purchaser of the Real Property subject to the Alabama Sale-Leaseback Transaction a Collateral Access Agreement substantially in the form attached hereto as Exhibit F-1, subject to such changes requested by the purchaser of the Real Property subject to the Alabama Sale-Leaseback Transaction as shall be reasonably acceptable to the Agent, and (y) the Alabama Capital Lease, provided that the Agent shall have received from the lessor under the Alabama Capital Lease a Collateral Access Agreement substantially in the form attached hereto as Exhibit G-1, subject to such changes requested by the lessor under the Alabama Capital Lease as shall be reasonably acceptable to the Agent.

7.5                               Change Name.  Change any Borrower’s name, FEIN, corporate structure (within the meaning of Section 9402(7) of the Code), state or organization or identity, or add any new fictitious name.

7.6                               Guarantee.  Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except (i) by endorsement of instruments or items of payment for deposit to the account of Borrowers or which are transmitted or turned over to Agent; (ii) guarantee and indemnification obligations to the Walt Disney Companies in accordance with the Acquisition Agreement and the TCP Guaranty and Commitment (as defined in the Acquisition Agreement); and (iii) indemnification obligations to the Walt Disney Companies pursuant to the Disney License Agreement (as to which, the Borrowers are subject to the restrictions set forth in Section 7.16, below).

7.7                               Nature of Business.  Make any change in the principal nature of Borrower’s business, other than in connection with the consummation of the Disney Stores Transaction.

7.8                               Prepayments and Amendments.

(a)                                  Except in connection with a refinancing permitted by Section 7.1(d), prepay, redeem, retire, defease, purchase, or otherwise acquire any Indebtedness owing to any third Person, other than the Obligations in accordance with this Agreement, and

(b)                                 Directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning Indebtedness permitted under Sections 7.1(b), (c), or (d).

7.9                               Change of Control.  Except for transfers of shares by Parent’s existing shareholders to members of their immediate family, cause, permit, or suffer, directly or indirectly, any Change of Control.

7.10                        Consignments.  Consign any Inventory or sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

7.11                        Distributions.  Make any distribution or declare or pay any dividends (in cash or other property, other than capital stock) on, or purchase, acquire, redeem, or retire any of Parent’s capital stock, of any class, whether now or hereafter outstanding; provided, however, Parent may buy back certain of its capital stock so long as (i) no Event of Default or Default exists and (ii) there has been at least $10,000,000 of borrowing Availability under Section 2.1 (without being limited by the Maximum Amount) as of the end of each of the three months preceding such payment or purchase, and on such date, after taking into account the payment or purchase of such stock.

7.12                        Accounting Methods.  Modify or change its method of accounting or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrowers’ accounting records without said accounting firm or service bureau agreeing to provide Agent information regarding the Collateral or Borrowers’ financial condition.  Each Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Agent pursuant to or in accordance with this Agreement, and agrees that Agent may contact directly any such accounting firm or service bureau in order to obtain such information.

7.13                        Advances, Investments and Loans.  Make any investment except:

(a)                                  investments in cash and cash equivalents and equity investments in Subsidiaries in an amount not to exceed $1,000,000 in the aggregate in any Fiscal Year, (including not more than $750,000 to Twin Brook in any Fiscal Year);

(b)                                 so long as no Event of Default shall have occurred and be continuing, or would occur as a consequence thereof, Parent and its Subsidiaries may (i) make loans and advances to employees for moving and travel expenses and other similar expenses, in each case incurred in the ordinary course of business, and (ii) make other loans and advances to directors, officers, employees and vendors, (A) so long as, as of the end of each of the three months preceding such loan or advance and on such date after taking into account the particular loan or advance and (B) such loans and advances in the aggregate shall not exceed, $6,000,000 outstanding at any one time;

(c)                                  investments in existence on the date hereof and so long as no Event of Default shall have occurred and be continuing, or would occur as a consequence thereof, extensions, renewals, modifications, restatements or replacements thereof so long as the aggregate dollar amount of all such extensions, renewals, modifications, restatements, or replacements does not exceed the amount of such investments in existence on the date hereof;

(d)                                 so long as no Event of Default shall have occurred and be continuing, or would occur as a consequence thereof, Parent may make loans and advances to its Subsidiaries in the aggregate amount of $5,000,000 outstanding at any one time;

(e)                                  so long as no Event of Default shall have occurred and be continuing, or would occur as a consequence thereof, Parent may make investments in Hoop Holdings, LLC, Hoop Retail Stores, LLC and/or Hoop Canada, Inc. (i) solely for the purpose of payment or financing of Capital Expenditures and/or reimbursement for Capital Expenditures made by Hoop Holdings, LLC, Hoop Retail Stores, LLC and/or Hoop Canada, Inc. in the then current Fiscal Year, which are required to be made pursuant to the Disney License Agreement, and (ii) other investments or capital contributions which are required to be made pursuant to the TCP Guaranty and Commitment (as each of those terms is defined in the Acquisition Agreement); provided that the aggregate amount of the investments made pursuant to clause (i) of this Section 7.13(e) in any Fiscal Year shall not exceed the amount set forth for such Fiscal Year in the second table in Section 7.19(b) of this Agreement; provided further that in no event shall the aggregate amount of the investments made pursuant to clauses (i) and (ii) of this Section 7.13(e) exceed $175,000,000.00 in the aggregate during the term of this Agreement or any extensions or renewals thereof; provided further that the Borrowers shall provide the Agent with such documentation as the Agent shall reasonably request from time to time to evidence any Capital Expenditures being financed and/or reimbursed by means of the investments made pursuant to clause (i) of this Section 7.13(e); provided further that investments in Hoop Canada, Inc. made pursuant to this Section 7.13(e) shall not exceed $12,500,000 in the aggregate during the term of this Agreement or any extensions or renewals thereof;

(f)                                    intercompany loans and advances or other intercompany Indebtedness (i) existing on the date hereof and described on Schedule 7.13(f) hereof, (ii) hereafter made by any Borrower to any other Borrower or Guarantor, or (iii) hereafter made by any Guarantor to any Borrower or any other Guarantor, provided that such intercompany loans, advances or other intercompany Indebtedness shall (x) be evidenced by such documentation as Agent may reasonably require, (y) constitute “Collateral” under this Agreement, and (z) be on terms (including subordination terms) acceptable to Agent; and

(g)                                 intercompany loans and advances or other intercompany Indebtedness permitted by Section 7.1(h).

7.14                        Transactions with Affiliates.  Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of any Borrower except for: (a) transactions that are in the ordinary course of such Borrower’s business, upon fair and reasonable terms, that are fully disclosed to Agent, and that are no less favorable to such Borrower than would be obtained in arm’s length transaction with a non-Affiliate; (b) the employment agreement between Parent and Ezra Dabah; (c) transactions in connection with the Disney Stores Transaction, as otherwise contemplated by, and specified in this Agreement; (d) payment of insurance premiums to Twin Brook in an amount not to exceed $750,000 in any Fiscal Year; (e) transactions between Parent and Services Company in the ordinary course of business; and (f) (i) any intercompany Indebtedness permitted by Section 7.1(g), (ii) any intercompany loans and advances or other intercompany Indebtedness permitted by Sections 7.13(f) or 7.13(g), and (iii) any investments permitted by Section 7.13(e).

7.15                        Suspension.  Suspend or go out of a material portion of their business.

7.16                        Use of Proceeds.  Use (a) the proceeds of the Advances for any purpose other than (i) to pay transactional costs and expenses incurred in connection with this Agreement, (ii) to fund working capital in the ordinary course of business; (iii) to fund Capital Expenditures in the amounts permitted pursuant to Section 7.19(b) of this Agreement; (iv) to make investments for the purposes, and in the amounts, permitted pursuant to Section 7.13(e) of this Agreement, provided that in no event shall the proceeds of Advances be used to make investments pursuant to clause (ii) of Section 7.13(e) in excess of $50,000,000 in the aggregate during the term of this Agreement or any extensions or renewals thereof; and (v) consistent with the terms and conditions hereof, for any lawful and permitted corporate purposes.  In no event may any proceeds of Advances be used to pay indemnification obligations to the Walt Disney Companies, as described in Section 7.6, above, in an amount greater than $25,000,000.00 at any one time or in the aggregate, without the prior written consent of the Required Lenders.

7.17                        Change in Location of Chief Executive Office; Inventory and Equipment with Bailees.  Relocate its chief executive office to a new location without providing 30 days prior written notification thereof to Agent and so long as, at the time of such written notification, Borrowers provide any financing statements or fixture filings necessary to perfect and continue perfected the Agent’s Lien (for the benefit of the Lender Group) and also provides to Agent a Collateral Access Agreement with respect to such new location.  The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party without Agent’s prior written consent.

7.18                        No Prohibited Transactions Under ERISA.  Directly or indirectly:

(a)                                  engage, or permit any Subsidiary of any Borrower to engage, in any prohibited transaction which is reasonably likely to result in a civil penalty or excise tax described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the Department of Labor;

(b)                                 permit to exist with respect to any Benefit Plan any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC), whether or not waived;

(c)                                  fail, or permit any Subsidiary of any Borrower to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency to any Benefit Plan;

(d)                                 terminate, or permit any Subsidiary of any Borrower to terminate, any Benefit Plan where such event would result in any liability of any Borrower, any of its Subsidiaries or any ERISA Affiliate under Title IV of ERISA;

(e)                                  fail, or permit any Subsidiary of any Borrower to fail, to make any required contribution or payment to any Multiemployer Plan;

(f)                                    fail, or permit any Subsidiary of any Borrower to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment;

(g)                                 amend, or permit any Subsidiary of any Borrower to amend, a Plan resulting in an increase in current liability for the plan year such that either of any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC; or

(h)                                 withdraw, or permit any Subsidiary of any Borrower to withdraw, from any Multiemployer Plan where such withdrawal is reasonably likely to result in any liability of any such entity under Title IV of ERISA;

which, individually or in the aggregate, results in or reasonably would be expected to result in a claim against or liability of any Borrower, any of its Subsidiaries or any ERISA Affiliate in excess of $100,000.

7.19                        Financial Covenants.

(a)                                  Fail to maintain Availability at all times of not less than an amount equal to the product of (i) the Maximum Amount (other than the Seasonal Overadvance Amount) then in effect, multiplied by (ii) ten percent (10%).

(b)                                 Make Capital Expenditures (based upon Parent’s Statement of Cash Flows for Investing Activities, net of construction allowances or other allowances granted by the applicable landlord, exclusive of non-capital items and inclusive of any Capital Expenditures made by Hoop Holdings, LLC, Hoop Retail Stores, LLC and Hoop Canada, Inc. during such period, except to the extent the aggregate amount of Capital Expenditures made by Hoop Holdings, LLC, Hoop Retail Stores, LLC and Hoop Canada, Inc. during such period exceeds the aggregate amount of funding provided by the Borrowers to such Subsidiary during such period) in each of the following Fiscal Years in excess of the applicable amount set forth below:

Fiscal Year Ending On or About	Maximum Capital Expenditures

January 31, 2008	$203,000,000.00

January 31, 2009	To be determined in accordance with the two following paragraphs.

January 31, 2010	To be determined in accordance with the two following paragraphs.

January 31, 2011	To be determined in accordance with the two following paragraphs.

Agent, the Required Lenders and Administrative Borrower shall reasonably agree upon the maximum Capital Expenditures for each Fiscal Year subsequent to the Fiscal Year ending on or about January 31, 2008 based upon Parent’s Business Plan for such Fiscal Year.  Further, any unutilized Capital Expenditures in any given Fiscal Year may be carried forward as an increase to the subsequent year’s Capital Expenditure covenant, without regard to any prior carryover.

In no event shall the maximum permitted Capital Expenditures for any Fiscal Year specified in the table above, as agreed by Agent, the Required Lenders and Administrative Borrower in accordance with the preceding paragraph, be less than the corresponding amounts that are set forth in the table below.

In addition, the Borrowers acknowledge and agree that the respective amounts set forth in the table below opposite each such period shall only be available for use as investments in Hoop Holdings, LLC, Hoop Retail Stores, LLC and/or Hoop Canada, Inc. which are expressly permitted pursuant to Section 7.13(e) of this Agreement:

Period	Amount to be Preserved for investments in Hoop Holdings, LLC, Hoop Retail Stores, LLC and/or Hoop Canada, Inc.
Closing Date through January 31, 2008	$20,000,000
February 1, 2008 – January 31, 2009	$55,000,000
February 1, 2009 – January 31, 2010	$36,000,000
February 1, 2010 – January 31, 2011	$52,000,000

Further, if the Borrowers desire during any fiscal period specified in the table above to expend amounts greater than those provided for such period in the table above as investments in Hoop Retail Stores, LLC, then such additional investments shall be permitted if, as of the date any such additional investment is made, (a) no Default or Event of Default then exists or would arise therefrom, and (b)(i) immediately after giving effect to the proposed investment, and (ii) for a period of ninety (90) days thereafter, the Borrowers are projected to maintain Availability of not less than $25,000,000.  The Agent and each of the Lenders agrees that it will not unreasonably withhold its consent to any requested modification of, or increase to, the foregoing terms and conditions.

8.                                      EVENTS OF DEFAULT.  Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

(a)                                  If any Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts constituting Obligations);

(b)                                 If any Borrower fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement among Borrowers and the Lender Group; provided, however, that Borrowers’ failure or neglect to comply with Sections 6.1(b), 6.2, 6.3, 6.4, 6.5, 6.6, 6.8, 6.11 and 6.13 shall not constitute an Event of Default hereunder unless such failure or neglect continues for five days or more;

(c)                                  If there is a material impairment of the prospect of repayment of any portion of the Obligations owing to the Lender Group or a material impairment of the value or priority of the Lender Group’s security interests in the Collateral;

(d)                                 If any material portion of Borrowers’ properties or assets is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

(e)                                  If an Insolvency Proceeding is commenced by any Borrower;

(f)                                    If an Insolvency Proceeding is commenced against any Borrower and any of the following events occur:  (a) such Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within 45 calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, the Lender Group shall be relieved of its obligation to extend credit hereunder; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Borrower; or (e) an order for relief shall have been issued or entered therein;

(g)                                 If any Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

(h)                                 If a notice of Lien, levy, or assessment is filed of record with respect to any of any Borrower’s properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon any of any Borrower’s properties or assets and the same is not paid on the payment date thereof;

(i)                                     If (a) an action or proceeding is brought against any Borrower which is reasonably likely to be decided adversely to such Borrower, and such adverse decision would materially impair the prospect of repayment of the Obligations or materially impair the value or priority of the Lender Group’s security interests in the Collateral, or (b) if a judgment or other claim in excess of $500,000 becomes a lien or encumbrance upon any material portion of any Borrower’s properties or assets and shall remain outstanding 30 days or longer;

(j)                                     If there is a default in an agreement involving Indebtedness of $500,000, or more, or any material agreement to which any Borrower is a party with one or more third Persons resulting in a right by such third Persons, irrespective of whether exercised, to accelerate the maturity of such Borrower’s obligations thereunder;

(k)                                  If any Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness;

(l)                                     If any material misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to the Lender Group by any Borrower or any officer, employee, agent, or director of any Borrower, or if any such warranty or representation is withdrawn;

(m)                               If the obligation of any guarantor under its guaranty or other third Person under any Loan Document is limited or terminated by operation of law or by the guarantor or other third Person thereunder, or any such guarantor or other third Person becomes the subject of an Insolvency Proceeding; or

(n)                                 If any “Event of Default” occurs under the L/C Demand Facility Letter of Credit Agreement (other than any such “Event of Default” that has been waived in writing by the agent and the required lenders under the L/C Demand Facility).

9.                                      THE LENDER GROUP’S RIGHTS AND REMEDIES.

9.1                               Rights and Remedies.  Upon the occurrence, and during the continuation, of an Event of Default Agent may, or, at the request of the Required Lenders shall, pursuant to Sections 17.4 and 17.5, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrowers:

(a)                                  Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

(b)                                 Cease advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;

(c)                                  Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting the Lender Group’s rights and security interests in the Collateral and without affecting the Obligations;

(d)                                 Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Agent considers advisable, and in such cases, Agent will credit Borrowers’ Loan Account with only the net amounts received by Agent in payment of such disputed Accounts after deducting all Lender Group Expenses incurred or expended in connection therewith;

(e)                                  Cause Borrowers to hold all returned Inventory in trust for the Lender Group, segregate all returned Inventory from all other property of Borrowers or in Borrowers’ possession and conspicuously label said returned Inventory as the property of the Lender Group;

(f)                                    Without notice to or demand upon Borrowers or any guarantor, make such payments and do such acts as Agent considers necessary or reasonable to protect its security interests in the Collateral.  Each Borrower agrees to assemble the Collateral if Agent so requires, and to make the Collateral available to Agent as Agent may designate.  Each Borrower authorizes Agent to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or Lien that in Agent’s determination appears to conflict with the Liens of Agent (for the benefit of the Lender Group) in the Collateral and to pay all expenses incurred in connection therewith.  With respect to any of Borrowers’ owned or leased premises, Borrowers hereby grant Agent a license to enter into possession of such premises and to occupy the same, without charge, for up to 120 days in order to exercise any of the Lender Group’s rights or remedies provided herein, at law, in equity, or otherwise;

(g)                                 Without notice to Borrowers (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrowers held by the Lender Group (including any amounts received in the Lockbox Accounts), or (ii) indebtedness at any time owing to or for the credit or the account of Borrowers held by the Lender Group;

(h)                                 Hold, as cash collateral, any and all balances and deposits of Borrowers held by the Lender Group, and any amounts received in the Lockbox Accounts, to secure the full and final repayment of all of the Obligations;

(i)                                     Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral.  Agent is hereby granted a license or other right to use, without charge, Borrowers’ labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrowers’ rights under all licenses and all franchise agreements shall inure to the Lender Group’s benefit;

(j)                                     Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrowers’ premises) as Agent determines is commercially reasonable.  It is not necessary that the Collateral be present at any such sale;

(k)                                  Agent shall give notice of the disposition of the Collateral as follows:

(A)                              Agent shall give Administrative Borrower and each holder of a security interest in the Collateral who has filed with Agent a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;
(B)                                The notice shall be personally delivered or mailed, postage prepaid, to Administrative Borrower as provided in Section 12, at least 10 days before the date fixed for the sale, or at least 10 days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market.  Notice to Persons other than Borrowers claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Agent;
(C)                                If the sale is to be a public sale, Agent also shall give notice of the time and place by publishing a notice one time at least 10 days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

(l)                                     Agent may credit bid and purchase at any public sale; and

(m)                               Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrowers.  Any excess will be returned, without interest and subject to the rights of third Persons, by Agent to Borrowers.

9.2                               Remedies Cumulative.  The Lender Group’s rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative.  The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity.  No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver.  No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10.                               TAXES AND EXPENSES.  If Borrowers fail to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Agent determines that such failure by Borrowers could result in a Material Adverse Change, in its discretion and without prior notice to Borrowers, Agent may do any or all of the following:  (a) make payment of the same or any part thereof; (b) set up such reserves in

Borrowers’ Loan Account as Agent deems necessary to protect the Lender Group from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.9, and take any action with respect to such policies as Agent deems prudent.  Any such amounts paid by Agent shall constitute Lender Group Expenses.  Any such payments made by Agent shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement.  Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.                               WAIVERS; INDEMNIFICATION.

11.1                        Demand; Protest; etc.  Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which such Borrower may in any way be liable.

11.2                        The Lender Group’s Liability for Collateral.  So long as the Lender Group complies with its obligations, if any, under Section 9207 of the Code, the Lender Group shall not in any way or manner be liable or responsible for:  (a) the safekeeping of the Collateral; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person.  All risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.

11.3                        Indemnification.  Each Borrower shall pay, indemnify, defend, and hold each Agent-Related Person, each Lender, each Participant, and each of their respective officers, directors, employees, counsel, agents, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable attorneys fees and disbursements and other costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them in connection with or as a result of or related to the execution, delivery, enforcement, performance, and administration of this Agreement and any other Loan Documents or the transactions contemplated herein, and with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”).  Each Borrower shall have no obligation to any Indemnified Person under this Section 11.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person.  This provision shall survive the termination of this Agreement and the repayment of the Obligations.

12.                               NOTICES.  Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, or telefacsimile to Administrative Borrower or to Agent, as the case may be, at its address set forth below:

If to Administrative Borrower:	THE CHILDREN’S PLACE RETAIL STORES, INC. 915 Secaucus Road Secaucus, New Jersey 07094 Attn: Chief Financial Officer Fax No. 201.558.2837

THE CHILDREN’S PLACE RETAIL STORES, INC. 915 Secaucus Road Secaucus, New Jersey 07094 Attn: General Counsel Fax No. 201.558.2840

with copies to:	STROOCK & STROOCK & LAVAN LLP 180 Maiden Lane New York, New York 10038 Attn: Jeffrey S. Lowenthal, Esq. Fax No. 212.806.6006

If to Agent or the Lender Group in case of Agent:	WELLS FARGO RETAIL FINANCE, LLC One Boston Place Suite 1800 Boston, Massachusetts 02108 Attn: Michele Ayou Fax No. 617.523.4027

with copies to:	RIEMER & BRAUNSTEIN LLP Three Center Plaza Boston, Massachusetts 02108 Attn:Kevin J. Simard, Esq. Fax No. 617 880 3456

The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other.  All notices or demands sent in accordance with this Section 12, other than notices by Agent in connection with Sections 9611 or 9620 of the Code, shall be deemed received on the earlier of the date of actual receipt or three days after the deposit thereof in the mail.  Borrowers acknowledge and agree that notices sent by Agent in connection with Sections 9611 or 9620 of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by law, transmitted by telefacsimile or other similar method set forth above.

13.                               CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.  THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.  THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SUFFOLK, COMMONWEALTH OF MASSACHUSETTS OR, AT THE SOLE OPTION OF THE LENDER GROUP, IN ANY OTHER COURT IN WHICH THE LENDER GROUP SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY.  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13.  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

14.                               DESTRUCTION OF BORROWERS’ DOCUMENTS.  All documents, schedules, invoices, agings, or other papers delivered to Agent may be destroyed or otherwise disposed of by Agent four months after they are delivered to or received by Agent, unless Administrative Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrowers’ expense, for their return.

15.                               ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

15.1                        Assignments and Participations.

(a)                                  Any Lender may, with the written consent of Agent (and, if no Event of Default then exists and is continuing, the Administrative Borrower (each such consent shall not be unreasonably withheld or delayed)) assign and delegate to one or more Eligible Transferees (each an “Assignee”) all, or any ratable part, of the Obligations, the Commitments, and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, shall have been given to Administrative Borrower and Agent by such Lender and the Assignee; (ii) such Lender and its Assignee shall have delivered to Administrative Borrower and Agent a fully executed Assignment and Acceptance (“Assignment and Acceptance”) in the form of Exhibit A-1; and (iii) the assignor Lender or Assignee has paid to Agent for Agent’s sole and separate account a processing fee in the amount of $5,000.  Anything contained herein to the contrary notwithstanding, the consent of Agent and Administrative Borrower shall not be required (and payment of any fees shall not be required) if (i) such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender, or (ii) such assignment is to an Affiliate of the assigning Lender.

(b)                                 From and after the date that Agent notifies the assignor Lender that it has received a fully executed Assignment and Acceptance and payment of the above-referenced processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assignor Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrowers and the Assignee.

(c)                                  By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (1) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency, or value of this Agreement or any other Loan Document furnished pursuant hereto; (2) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or any guarantor or the performance or observance by Borrowers or any guarantor of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto; (3) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and

Acceptance; (4) such Assignee will, independently and without reliance upon Agent, such assigning Lender, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (5) such Assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (6) such Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d)                                 Immediately upon each Assignee’s making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments of the Assignor and Assignee arising therefrom.  The Commitment allocated to each Assignee shall reduce such Commitment of the assigning Lender pro tanto.

(e)                                  Any Lender may at any time, with the written consent of Agent, which consent shall not be unreasonably withheld, (and, if no Event of Default then exists and is continuing, the Administrative Borrower (whose consent shall not be unreasonably withheld)) sell to one or more Persons (a “Participant”) participating interests in the Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers and Agent shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Originating Lender shall transfer or grant any participating interest under which the Participant has the sole and exclusive right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating; (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating; (C) release all or a material portion of the Collateral (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating; (D) postpone the payment of, or reduce the amount of, the interest or fees hereunder in which such Participant is participating; or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums in respect of the Obligations hereunder in which such Participant is participating; and (v) all amounts payable by Borrowers hereunder shall be determined as if such Originating Lender had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement; provided, however, that no Participant may exercise any such right of setoff without the notice to and consent of Agent.  The rights of any Participant shall only be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any direct rights as to the other Lenders, Agent, Borrowers, the Collections, the Collateral, or otherwise in respect of the Advances or the Letters of Credit.  No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.  The provisions of this Section 15.1(e) are solely for the benefit of the Lender Group, and Borrowers shall have no rights as a third party beneficiary of any of such provisions.

(f)                                    In connection with any such assignment or participation or proposed assignment or participation, a Lender may disclose to a third party all documents and information which it now or hereafter may have relating to Borrowers or Borrowers’ business.

(g)                                 Notwithstanding any other provision in this Agreement, (i) any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR §203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law and the Administrative Borrower shall have no right to consent thereto, and (ii) the Agent shall not be entitled to consent to any assignment or participation arising as a result of the  acquisition of a Lender or all or any portion of its loan portfolio by any other Person.

15.2                        Successors.  This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void.  No consent to assignment by the Lenders shall release Borrowers from their Obligations.  A Lender may assign this Agreement and its rights and duties hereunder pursuant to Section 15.1 and, except as expressly required pursuant to Section 15.1, no consent or approval by Borrowers is required in connection with any such assignment.

16.                               AMENDMENTS; WAIVERS.

16.1                        Amendments and Waivers.

No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrowers therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Borrowers and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all the Lenders and Borrowers and acknowledged by Agent, do any of the following:

(a)                                  increase or extend the Commitment of any Lender;

(b)                                 except as provided in Section 2.18, increase the aggregate Commitments;

(c)                                  postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document;

(d)                                 reduce the principal of, or the rate of interest specified herein on, any Advance, or any fees or other amounts payable hereunder or under any other Loan Document;

(e)                                  change the percentage of the Commitments or of the aggregate unpaid principal amount of the Advances, which is required for the Lenders or any of them to take any action hereunder;

(f)                                    increase the advance rate with respect to Advances (except for the restoration of an advance rate after the prior reduction thereof), or change Section 2.1(b);

(g)                                 amend this Section or any provision of the Agreement providing for consent or other action by all Lenders;

(h)                                 release Collateral other than as permitted by Section 17.11;

(i)                                     change the definition of “Required Lenders”;

(j)                                     release any Borrower from any Obligation for the payment of money; or

(k)                                  amend any of the provisions of Article 17.

and, provided further, that no amendment, waiver or consent shall, unless in writing and signed by Agent, affect the rights or duties of Agent under this Agreement or any other Loan Document; and, provided further, that the limitation contained in clause (e) above shall not be deemed to limit the ability of Agent to make Advances or Agent Loans, as applicable, in accordance with the provisions of Sections 2.1(g), (h), or (l).  The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of or with respect to any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers.

If any Lender does not Consent (a “Non-Consenting Lender”) to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of such Lender or the Required Lenders, Administrative Borrower may replace such Non-Consenting Lender in accordance with Section 16.2; provided that such amendment, waiver, consent or release can be effected as a result of the assignment contemplated by Section 16.2 (together with all other such assignments required by Administrative Borrower to be made pursuant to this paragraph).

16.2                        Replacement of Non-Consenting Lenders.  If any Lender is a Non-Consenting Lender, then Borrowers may, at their sole expense and effort, upon notice to such Lender and Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 15.1), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Transferee selected by Borrowers (with the consent of Agent, such consent not to be unreasonably withheld or delayed) that shall assume such obligations (which Eligible Transferee may be another Lender, if a Lender accepts such assignment), provided that:

(a)                                  the Borrowers shall have paid to Agent the assignment fee specified in Section 15.1(a);

(b)                                 such Lender shall have received payment of an amount equal to such Lender’s Pro-Rata Share of the outstanding principal of all Advances and Obligations in respect of L/Cs, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts); and

(c)                                  such assignment does not conflict with applicable laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

16.3                        No Waivers; Cumulative Remedies.  No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement, any other Loan Document, or any present or future supplement hereto or thereto, or in any other agreement between or among Borrowers and Agent and/or any Lender, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof.  No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated.  No waiver by Agent or the Lenders on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers of any provision of this Agreement.  Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy which Agent or any Lender may have.

17.                               AGENT; THE LENDER GROUP.

17.1                        Appointment and Authorization of Agent.

Each Lender hereby designates and appoints Wells Fargo Retail as its Agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto.  Agent agrees to act as such on the express conditions contained in this Article 17.  The provisions of this Article 17 are solely for the benefit of Agent and the Lenders, and Borrowers shall not have any rights as a third party beneficiary of any of the provisions contained herein; provided, however, that the provisions of Sections 17.10, 17.11, and 17.16(d) also shall be for the benefit of Borrowers.  Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations, or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent.  Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Agent is expressly entitled to take or assert under or pursuant to this Agreement and the other Loan Documents, including making the determinations contemplated by Section 2.1(b).  Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect:  (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Advances, the Collateral, the Collections, and related matters; (b) execute and/or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim for Lenders, notices and other written agreements with respect to the Loan Documents; (c) make Advances for itself or on behalf of Lenders as provided in the Loan Documents; (d) exclusively receive, apply, and distribute the Collections as provided in the Loan Documents; (e) open and maintain such bank accounts and lock boxes as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections; (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrowers, the Advances, the Collateral, the Collections, or otherwise related to any of same as provided in the Loan Documents; and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

17.2                        Delegation of Duties.  Except as otherwise provided in this Section, Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees, or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects as long as such selection was made in compliance with this Section and without gross negligence or willful misconduct.  The foregoing notwithstanding, Agent shall not make any material delegation of duties to subagents or non-employee delegees without the prior written consent of Required Lenders (it being understood that routine delegation of such administrative matters as filing financing statements, or conducting appraisals or audits, is not viewed as a material delegation that requires prior Required Lender approval).

17.3                        Liability of Agent-Related Persons.  None of the Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or, (ii) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrowers, or any Subsidiary or Affiliate of Borrowers, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement, or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrowers or any other party to any Loan Document to perform its obligations hereunder or thereunder.  No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books, or records of Borrowers, or any of Borrowers’ Subsidiaries or Affiliates.

17.4                        Reliance by Agent.  Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants, and other experts selected by Agent.  Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders, as applicable, and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable so long as it is not grossly negligent or guilty of willful misconduct.  If Agent so requests, it shall first be indemnified to its reasonable satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.  Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders or all Lenders, as applicable, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

17.5                        Notice of Default or Event of Default.  Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of Agent or the Lenders, except with respect to actual knowledge of the existence of an Overadvance, and except with respect to Defaults and Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or a Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.”  Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has, or is deemed to have, actual knowledge.  If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default.  Each Lender shall be solely responsible for giving any notices to its Participants, if any.  Subject to Section 17.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders; provided, however, that:

(a)                                  At all times, Agent may propose and, with the consent of Required Lenders (which shall not be unreasonably withheld and which shall be deemed to have been given by a Lender unless such Lender has notified Agent to the contrary in writing within three days of notification of such proposed actions by Agent) exercise, any remedies on behalf of the Lender Group; and

(b)                                 At all times, once Required Lenders or all Lenders, as the case may be, have approved the exercise of a particular remedy or pursuit of a course of action, Agent may, but shall not be obligated to, make all administrative decisions in connection therewith or take all other actions reasonably incidental thereto (for example, if the Required Lenders approve the foreclosure of certain Collateral, Agent shall not be required to seek consent for the administrative aspects of conducting such sale or handling of such Collateral).

17.6                        Credit Decision.  Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrowers and their Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender.  Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrowers and any other Person (other than the Lender Group) party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers.  Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition, and creditworthiness of Borrowers, and any other Person (other than the Lender Group) party to a Loan Document.  Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition, or creditworthiness of Borrowers, and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.

17.7                        Costs and Expenses; Indemnification.  Agent may incur and pay Lender Group Expenses to the extent Agent deems reasonably necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including without limiting the generality of the foregoing, but subject to any requirements of the Loan Documents that it obtain any applicable consents or engage in any required consultation, court costs, reasonable attorneys fees and expenses, costs of collection by outside collection agencies and auctioneer fees and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise.  Agent is authorized and directed to deduct and retain sufficient amounts from Collections to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders.  In the event Agent is not reimbursed for such costs and expenses from Collections, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof.  Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligations of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to the Agent-Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence, bad faith, or willful misconduct.  Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including attorney fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers.  The undertaking in this Section 17.7 shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

17.8                        Agent in Individual Capacity.  Wells Fargo Retail and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests, in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though Wells Fargo Retail were not Agent hereunder without notice to or consent of the Lenders.  The Lenders acknowledge that, pursuant to such activities, Wells Fargo Retail and its Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall be under no obligation to provide such information to them.  With respect to the Agent Loans and Agent Advances, Wells Fargo Retail shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Agent, and the terms “Lender” and “Lenders” include Wells Fargo Retail in its individual capacity.

17.9                        Successor Agent.  Agent may resign as Agent following notice of such resignation (“Notice”) to the Lenders and Administrative Borrower, and effective upon the appointment of and acceptance of such appointment by, a successor Agent.  If Agent resigns under this Agreement, the Required Lenders shall appoint any Lender or Eligible Transferee as successor Agent for the Lenders.  If no successor Agent is appointed within 30 days of such retiring Agent’s Notice, Agent may appoint a successor Agent, after consulting with the Lenders and Administrative Borrower.  In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated.  After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 17 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement.

17.10                 Withholding Tax.

(a)                                  If any Lender is a “foreign corporation, partnership or trust” within the meaning of the IRC and such Lender claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the IRC, such Lender agrees with and in favor of Agent and Borrowers, to deliver to Agent and Borrowers:

(i)                                     if such Lender claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms W-8BEN before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

(ii)                                  if such Lender claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, two properly completed and executed copies of IRS Form W-8ECI before the payment of any interest is due in the first taxable year of such Lender and in each succeeding taxable year of such Lender during which interest may be paid under this Agreement, and IRS Form W-9; and

(iii)                               such other form or forms as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.

Such Lender agrees to promptly notify Agent and Borrowers of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(b)                                 If any Lender claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form W-8BEN and such Lender sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers, such Lender agrees to notify Agent and Borrowers of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrowers to such Lender.  To the extent of such percentage amount, Agent and Borrowers will treat such Lender’s IRS Form W-8BEN as no longer valid.

(c)                                  If any Lender claiming exemption from United States withholding tax by filing IRS Form W-8ECI with Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrowers to such Lender, such Lender agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the IRC.

(d)                                 If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction.  If the forms or other documentation required by subsection (a) of this Section are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(e)                                  If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent or Borrowers did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent and Borrowers of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify Agent and Borrowers fully for all amounts paid, directly or indirectly, by Agent or Borrowers as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent or Borrowers under this Section, together with all costs and expenses (including attorneys fees and expenses).  The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation of Agent.

17.11                 Collateral Matters.

(a)                                  The Lenders hereby irrevocably authorize Agent, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all Obligations; and upon such termination and payment Agent shall deliver to Administrative Borrower, at Administrative Borrower’s sole cost and expense, all UCC termination statements and any other documents necessary to terminate the Loan Documents and release the Liens with respect to the Collateral; (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 7.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry); (iii) constituting property in which Borrowers owned no interest at the time the Lien was granted or at any time thereafter; or (iv) constituting property leased to Borrowers under a lease that has expired or been terminated in a transaction permitted under this Agreement.  Except as provided above, Agent will not release any Lien on any Collateral without the prior written authorization of the Lenders.  Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 17.11; provided, however, that (i) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any Liens (other than those expressly being released), upon (or obligations of Borrowers in respect of) all interests retained by Borrowers, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(b)                                 Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrowers, is cared for, protected, or insured or has been encumbered, or that the Liens of the Agent (for the benefit of the Lender Group) have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure, or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

17.12                 Restrictions on Actions by Lenders; Sharing of Payments.

(a)                                  Subject to Section 17.12(b), each of the Lenders agrees that it may, at any time and from time to time, after obtaining the prior written consent of Agent or the Required Lenders, and agrees that it shall, to the extent it is lawfully entitled to do so, upon the request of Agent, set off against the Obligations any amounts owing by such Lender to Borrowers or any accounts of Borrowers now or hereafter maintained with such Lender.  Each of the Lenders further agrees to notify Administrative Borrower and Agent promptly after any such setoff, provided that the failure to give such notice shall not affect the validity of such setoff.  Each of the Lenders agrees that it shall not, unless specifically requested to do so by Agent, take or cause to be taken any action, including the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral the purpose of which is, or could be, to give such Lender any preference or priority against the other Lenders with respect to the Collateral.

(b)                                 Subject to Section 17.8, if, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations of Borrowers to such Lender arising under, or relating to, this Agreement or the other Loan Documents, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent pursuant to the terms of this Agreement, in each case in excess of such Lender’s Pro Rata Share, such Lender shall promptly (1) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in same day funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (2) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that if all or part of such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

17.13                 Agency for Perfection.  Agent and each Lender hereby appoints each other Lender as agent for the purpose of perfecting the Liens of the Lender Group in assets which, in accordance with Article 9 of the UCC can be perfected only by possession.  Should any Lender obtain possession of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

17.14                 Payments by Agent to the Lenders.  All payments to be made by Agent to the Lenders shall be made by bank wire transfer or internal transfer of immediately available funds pursuant to the instructions set forth on Schedule C-1, or pursuant to such other wire transfer instructions as each party may designate for itself by written notice to Agent.  Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium or interest on Revolving Advances or otherwise.

17.15                 Concerning the Collateral and Related Loan Documents.  Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents relating to the Collateral, for the ratable benefit (subject to Section 4.1) of the Lender Group.  Each member of the Lender Group agrees that any action taken by Agent, Required Lenders, or all Lenders, as applicable, in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent, Required Lenders, or all Lenders, as applicable, of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

17.16                 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information.  By signing this Agreement, each Lender:

(a)                                  is deemed to have requested that Agent furnish such Lender, promptly after the same become available, copies of all financial statements, reports and certificates required to be delivered by Administrative Borrower under Sections 6.2, 6.4 and 6.15 of this Agreement, and a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) received by Agent, and Agent shall so furnish each Lender with such Reports;

(b)                                 expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, and (ii) shall not be liable for any information contained in any Report;

(c)                                  expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon books and records, as well as on representations of Borrowers’ personnel;

(d)                                 agrees to keep all Reports and other material information obtained by it pursuant to the requirements of this Agreement in accordance with its reasonable customary procedures for handling confidential information; it being understood and agreed by Borrowers that in any event such Lender may make disclosures (i) reasonably required by any bona fide potential or actual Assignee, transferee, or Participant in connection with any contemplated or actual assignment or transfer by such Lender of an interest herein or any participation interest in such Lender’s rights hereunder, (ii) of information that has become public by disclosures made by Persons other than such Lender, its Affiliates, assignees, transferees, or participants, (iii) as required or requested by any court, governmental or administrative agency, pursuant to any subpoena or other legal process, or by any law, statute, regulation, or court order, or (iv) to examiners, auditors, and investigators having regulatory authority over such Lender; provided, however, that, unless prohibited by applicable law, statute, regulation, or court order, such Lender shall notify Administrative Borrower of any request by any court, governmental or administrative agency, or pursuant to any subpoena or other legal process, for disclosure of any non-public material information pursuant to clause (iii) of this Section 17.16(d) concurrent with, or where practicable, prior to the disclosure thereof; and

(e)                                  without limiting the generality of any other indemnification provision contained in this Agreement, agrees:  (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend, and hold Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses and other amounts (including, attorney costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrowers to Agent, and, upon receipt of such request, Agent shall provide a copy of same to such Lender promptly upon receipt thereof; (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrowers, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of Borrowers the additional reports or information specified by such Lender, and, upon receipt thereof, Agent promptly shall provide a copy of same to such Lender; and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.

17.17                 Several Obligations; No Liability.  Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any Advances shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Commitments, to make an amount of such Advances not to exceed, in principal amount, at any one time outstanding, the amount of their respective Commitments.  Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender.  Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender.  Except as provided in Section 17.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group.  No Lender shall be responsible to Borrowers or any other Person for any failure by any other Lender to fulfill its obligations to make Advances, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

17.18                 Documentation Agent; Co-Agent.

Notwithstanding the provisions of this Agreement or any of the other Loan Documents, Wachovia Capital Finance Corporation (New England) (in its capacity as Documentation Agent, as opposed to its capacity as a Lender), and LaSalle Retail Finance, a division of LaSalle Business Credit LLC (in its capacity as Co-Agent, as opposed to its capacity as a Lender) shall have no powers, rights, duties, responsibilities, or liabilities with respect to this Agreement and the other Loan Documents, nor shall Wachovia Capital Finance Corporation (New England) or LaSalle Retail Finance, a division of LaSalle Business Credit LLC  have or be deemed to have any fiduciary relationship with any Lender.

18.                               GENERAL PROVISIONS.

18.1                        Effectiveness.

This Agreement shall be binding and deemed effective when executed by Borrowers and the Lender Group.

18.2                        Section Headings.  Headings and numbers have been set forth herein for convenience only.  Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

18.3                        Interpretation.  Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against the Lender Group or Borrowers, whether under any rule of construction or otherwise.  On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

18.4                        Severability of Provisions.  Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

18.5                        Counterparts; Telefacsimile Execution.  This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement.  Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement.  Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

18.6                        Revival and Reinstatement of Obligations.  If the incurrence or payment of the Obligations by Borrowers or any guarantor of the Obligations or the transfer by any or all of such parties to the Lender Group of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

18.7                        Integration.  This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

18.8        Parent as Agent for Borrowers.  Each Borrower hereby irrevocably appoints Parent as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Borrower has been appointed Administrative Borrower.  Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (i) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.  It is understood that the handling of the Loan Account and Collateral of Borrowers in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof.  Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group.  To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral of Borrowers as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 18.8 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.

18.9                        Acknowledgment and Restatement of Existing Loan Agreement.

(a)                                  Existing Obligations.  Each Borrower hereby acknowledges, confirms and agrees that Borrowers are indebted to Agent and Lenders for Advances to Borrowers under the Existing Loan Agreement, as of the close of business on June 27, 2007, in the aggregate principal amount of $9,234,916.65 and the aggregate amount of $80,931,033.52 in respect of undrawn or unreimbursed Letters of Credit, together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrowers to Agent and Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

(b)                                 Acknowledgment of Security Interests.

(i)                                     Each Borrower hereby acknowledges, confirms and agrees that Agent, for itself and the ratable benefit of Lenders, has and shall continue to have a security interest in and lien upon the Collateral heretofore granted to Agent pursuant to the Existing Loan Agreement to secure the Obligations, as well as any Collateral granted under this Agreement or under any of the other Loan Documents or otherwise granted to or held by Agent or any Lender.

(ii)                                  The liens and security interests of Agent, for itself and the ratable benefit of Lenders, in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests, whether under the Existing Agreement, this Agreement or any other Loan Documents.

(c)                                  Existing Loan Agreement.  Each Borrower hereby acknowledges, confirms and agrees that: (a) the Existing Loan Agreement has been duly executed and delivered by each Borrower and is in full force and effect as of the date hereof and (b) the agreements and obligations of each Borrower contained in the Existing Loan Agreement constitute the legal, valid and binding obligations of each Borrower, enforceable against it in accordance with their respect terms, and each Borrower has no valid defense to the enforcement of such obligations and (c) Agent and Lenders are entitled to all of the rights and remedies provided for in the Existing Loan Agreement.

(d)                                 Restatement.

(i)                                     Except as otherwise stated in Section 18.9(b) hereof and this Section 18.9(d), as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Loan Agreement are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the other Loan Documents, except that nothing herein or in the other Loan Documents shall impair or adversely affect the continuation of the liability of any Borrower for the Obligations heretofore granted, pledge and/or assigned to Agent or any Lender.  The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Obligations and other liabilities of any Borrower evidenced by or arising under the Existing Loan Agreement, and the liens and security interests securing such Obligations and other liabilities, which shall not in any manner be impaired, limited, terminated, waived or released.

(e)                                  The principal amount of the Advances outstanding under the Existing Loan Agreement on the Closing Date (as set forth in Section 18.9(a) above) shall, for purposes of this Agreement, be included as Advances hereunder and each of the L/Cs and LC Guarantees outstanding under the Existing Loan Agreement on the Closing Date shall, for purposes of this Agreement, be included as L/Cs and L/C Guarantees hereunder; provided, however, that the outstanding L/Cs described on Schedule 18.9(e)(i) shall be deemed to have been issued as of the Closing Date by Wells Fargo Bank, National Association, as Issuing Bank under the L/C Demand Facility Letter of Credit Agreement, and shall no longer be deemed to be L/Cs issued hereunder but, rather, shall be deemed as of the Closing Date to be L/C Demand Facility Letters of Credit.  The outstanding L/Cs described on Schedule 18.9(e)(ii) shall remain L/Cs hereunder.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date set forth in the first paragraph of this Agreement.

THE CHILDREN’S PLACE RETAIL STORES, INC., a Delaware corporation

By:
Name:	Susan Riley
Title:	Executive Vice President - Finance and Administration

THE CHILDREN’S PLACE SERVICES COMPANY LLC, a Delaware limited liability company

By:
Name:	Susan Riley
Title:	Senior Vice President, Chief Financial Officer and Treasurer

WELLS FARGO RETAIL FINANCE, LLC, as Agent and as a Lender

By:
Name:	Michele Ayou
Title:	Vice President

WACHOVIA CAPITAL FINANCE CORPORATION (NEW ENGLAND), as Documentation Agent and as a Lender

By:
Name:
Title:

Fifth Amended and Restated
Loan and Security Agreement

S-1

LASALLE RETAIL FINANCE, a Division of LaSalle Business Credit, LLC, as Agent for Standard Federal Bank National Association, as Co-Agent and as a Lender

By:
Name:
Title:

JPMORGAN CHASE BANK, N.A., as a Lender

By:
Name:
Title:

CITICORP USA, INC., as a Lender

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION, as a Lender

By:
Name:
Title:

Fifth Amended and Restated
Loan and Security Agreement

S-2

SCHEDULE C-1

COMMITMENTS ON CLOSING DATE

1.	Wells Fargo Retail Finance, LLC	$37,200,000

2.	Wachovia Capital Finance Corporation (New England)	$24,000,000

3.	LaSalle Retail Finance, a division of LaSalle Business Credit, LLC, as Agent for Standard Federal Bank National Association	$24,000,000

4.	JPMorgan Chase Bank, N.A.	$12,000,000

5.	Citicorp USA, Inc.	$12,000,000

6.	HSBC Bank USA, National Association	$10,800,000

Total		$120,000,000.00

Commitment on Closing Date

C-1

EXHIBIT A-1

FORM OF ASSIGNMENT AND ACCEPTANCE

This ASSIGNMENT AND ACCEPTANCE (this “Assignment and Acceptance”) dated as of                           , 200    is made between                                    (the “Assignor”) and                                    (the “Assignee”).

RECITALS

A.                                   The Assignor is party to that certain Fifth Amended and Restated Loan and Security Agreement, dated as of June 28, 2007 (as amended, amended and restated, modified, supplemented or renewed from time to time, the “Loan Agreement”), among The Children’s Place Retail Stores, Inc. and The Children’s Place Services Company LLC (“Borrowers”), the several financial institutions from time to time party thereto (including the Assignor, collectively, the “Lenders”), and Wells Fargo Retail Finance LLC, a Delaware limited liability company, as agent for the Lenders (the “Agent”).  Any terms defined in the Loan Agreement and not defined in this Assignment and Acceptance are used herein as defined in the Loan Agreement;

B.                                     As provided under the Loan Agreement, the Assignor has committed to making Advances (the “Committed Loans”) to the Borrowers in an aggregate amount not to exceed $                     (the “Commitment”);

C.                                     [The Assignor has made Committed Loans in the aggregate principal amount of $                    to the Borrowers] [No Committed Loans are outstanding under the Loan Agreement];

D.                                    [The Assignor has acquired a participation in the Agent’s liability under Letters of Credit in an aggregate outstanding principal amount of $                         (the “L/C Obligations”)] [No Letters of Credit are outstanding under the Loan Agreement]; and

E.                                      The Assignor wishes to assign to the Assignee [part of the] [all] rights and obligations of the Assignor under the Loan Agreement in respect of its Commitment, [together with a corresponding portion of each of its outstanding Committed Loans and L/C Obligations,] in an amount equal to $                   (the “Assigned Amount”) on the terms and subject to the conditions set forth herein and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions.

NOW THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.                                       Assignment and Acceptance.

(a)                                  Subject to the terms and conditions of this Assignment and Acceptance, (i) the Assignor hereby sells, transfers, delegates, and assigns to the Assignee, and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse

1

and without representation or warranty (except as provided in this Assignment and Acceptance)     % (the “Assignee’s Percentage Share”) of (A) the Commitment [and the Committed Loans and the L/C Obligations] of the Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Loan Documents.

[If appropriate, add paragraph specifying payment to Assignor by Assignee of outstanding principal of, accrued interest on, and fees with respect to, Committed Loans and L/C Obligations assigned.]

(b)                                 With effect on and after the Effective Date (as defined in Section 5 hereof), the Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality (if any) and the payment of indemnification to the Agent, with a Commitment in an amount equal to the Assigned Amount.  The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.  It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount and the Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by the Assignee; provided, however, the Assignor shall not relinquish the rights under the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

(c)                                  After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignee’s Commitment will be $              .

(d)                                 After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignor’s Commitment will be $             .

2.                                       Payments.

(a)                                  As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to $              , representing the Assignee’s Percentage Share of the principal amount of all Committed Loans.

(b)                                 The [Assignor] [Assignee] further agrees to pay to the Agent a processing fee in the amount of                                    ($              ), as specified in Section 15.1(a) of the Loan Agreement.

3.                                       Reallocation of Payments.

Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment [,] [and] Committed Loans [and L/C Obligations] shall be for the account of the Assignor.  Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of the Assignee.  Each of the Assignor and the Assignee agrees that it will hold in trust for the

2

other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

4.                                       Independent Credit Decision.

The Assignee (a) acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 6.3 of the Loan Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

5.                                       Effective Date; Notices.

(a)                                  As between the Assignor and the Assignee, the effective date for this Assignment and Acceptance (the “Effective Date”) shall be the later of:  (i)                        , 200  ; and (ii) the first day on which the following conditions precedent have been satisfied:

(i)                                     Assignment and Acceptance shall be executed and delivered by the Assignor and the Assignee;

(ii)                                  the consent of the Agent required for an effective assignment of the Assigned Amount by the Assignor to the Assignee under Section 15.1(a) of the Loan Agreement shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii)                               the Assignee shall pay to the Assignor all amounts due to the Assignor under this Assignment and Acceptance;

(iv)                              the processing fee referred to in Section 2(b) hereof and in Section 15.1 of the Loan Agreement in the amount of                                           ($              ), shall have been paid to the Agent; and

(v)                                 the Assignor shall have assigned and the Assignee shall have assumed a percentage equal to the Assignee’s Percentage Share of the rights and obligations of the Assignor under the Loan Agreement.

(b)                                 Promptly following the execution of this Assignment and Acceptance, the Assignor shall deliver to the Administrative Borrower and the Agent for acknowledgement by the Agent, a Notice of Assignment [substantially] in the form attached hereto as Schedule 1.

3

6.                                       Agent.

[(a)]                          The Assignee hereby appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to the Agent by the Lenders pursuant to the terms of the Loan Agreement.

[INCLUDE ONLY IF ASSIGNOR IS AGENT] [(b)  The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Agent under the Loan Agreement.]

7.                                       Withholding Tax.

The Assignee (a) represents and warrants to the Lenders, the Agent and the Borrowers that under applicable law and treaties no tax will be required to be withheld by the Lenders with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Agent and the Borrowers prior to the time that the Agent or the Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein the Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms 4224 or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with all applicable U.S. laws and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

8.                                       Representations and Warranties.

(a)                                  The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b)                                 The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in

4

connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto.  The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the financial condition of the Borrowers, or the performance or observance by the Borrowers, of any of its obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(c)                                  The Assignee represents and warrants that (i) it is duly organized and existing and is an Eligible Transferee and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with any person is required of it for such execution, delivery or performance; (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

9.                                       Further Assurances.

The Assignor and the Assignee each hereby agrees to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Administrative Borrower or the Agent, which may be required in connection with the assignment and assumption contemplated hereby.

10.                                 Miscellaneous.

(a)                                  Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto.  No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.

(b)                                 All payments made hereunder shall be made without any set-off or counterclaim.

(c)                                  The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

5

(d)                                 This Assignment and Acceptance may be executed in any number of counterparts, each of which shall be an original, but all of which shall together constitute one and the same agreement.

(e)                                  THIS ASSIGNMENT AND ACCEPTANCE SHALL BE DEEMED TO HAVE BEEN MADE IN THE COMMONWEALTH OF MASSACHUSETTS AND SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF SUCH COMMONWEALTH, EXCEPT THAT NO DOCTRINE OF CHOICE OF LAW SHALL BE USED TO APPLY THE LAWS OF ANY OTHER STATE OR JURISDICTION.  The Assignor and Assignee each agrees that, in addition to any other courts that may have jurisdiction under applicable laws or rules, any action or proceeding to enforce or arising out of this Assignment and Acceptance may be commenced in the state and federal courts located in the County of Suffolk, Commonwealth of Massachusetts, and the Assignor and Assignee each consents and submits in advance to such jurisdiction and agrees that venue will be proper in such courts on any such matter.  Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f)                                    THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY WAIVES TRIAL BY JURY, RIGHTS OF SETOFF, AND THE RIGHT TO IMPOSE COUNTERCLAIMS IN ANY LITIGATION IN ANY COURT WITH RESPECT TO, IN CONNECTION WITH, OR ARISING OUT OF THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN) DELIVERED PURSUANT HERETO OR THERETO, OR ANY OTHER CLAIM OR DISPUTE HOWSOEVER ARISING, BETWEEN THE ASSIGNOR AND THE ASSIGNEE.  THE ASSIGNOR AND THE ASSIGNEE EACH CONFIRMS THAT THE FOREGOING WAIVERS ARE INFORMED AND FREELY MADE.

6

[Other provisions to be added as may be negotiated between the Assignor and the Assignee, provided that such provisions are not inconsistent with the Loan Agreement.]

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

[ASSIGNOR]
By:
Title:
By:
Title:
Address:

[ASSIGNEE]
By:
Title:
By:
Title:
Address:

7

SCHEDULE 1
NOTICE OF ASSIGNMENT AND ACCEPTANCE

                          , 200

Wells Fargo Retail Finance, LLC

One Boston Place

Suite 1800

Boston, Massachusetts  02108

Attn:

[Name and Address of Borrowers]

Ladies and Gentlemen:

We refer to the Fifth Amended and Restated Loan and Security Agreement, dated as of June 28, 2007 (as amended, amended and restated, modified, supplemented or renewed from time to time, the “Loan Agreement”), among The Children’s Place Retail Stores, Inc. and The Children’s Place Services Company, LLC (“Borrowers”), the several financial institutions from time to time party thereto (collectively, the “Lenders”), and Wells Fargo Retail Finance LLC, as agent for the Lenders (the “Agent”).  Terms defined in the Loan Agreement are used herein as therein defined.

1.                                       We hereby give you notice of, and request your consent to, the assignment by             (the “Assignor”) to                                     (the “Assignee”) of           % of the right, title and interest of the Assignor in and to the Loan Agreement (including, without limitation, the right, title and interest of the Assignor in and to the Commitments of the Assignor[,] [and] all outstanding loans made by the Assignor [and the Assignor’s participation in the Letters of Credit]) pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”).  Before giving effect to such assignment, the Assignor’s Commitment is $                  [,] [and] the aggregate amount of its outstanding loans is $              [, and its participation in L/C Obligations is $                     ].

2.                                       The Assignee agrees that, upon receiving the consent of the Agent to such assignment, the Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest in the Loan Agreement.

3.                                       The following administrative details apply to the Assignee:

(A)                              Notice Address:

Assignee name:

8

Address:

(B)                                Payment Instructions:

Account No.:

At:

Reference:

Attention:

4.                                       You are entitled to rely upon the representations, warranties and covenants of each of the Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:
Title:

By:
Title:

[NAME OF ASSIGNEE]

By:
Title:

By:
Title:

9

ACKNOWLEDGED AND, TO THE EXTENT REQUIRED, CONSENTED TO:

THE CHILDREN’S PLACE RETAIL
STORES, INC., a Delaware corporation,
as Administrative Borrower

By:

Title:

ACKNOWLEDGED AND ASSIGNMENT

CONSENTED TO:

WELLS FARGO RETAIL FINANCE, LLC,

a Delaware limited liability company, as Agent

By:

Title:

10

EXHIBIT C-1

COMPLIANCE CERTIFICATE SAMPLE COPY

Date                                   , 200

WELLS FARGO RETAIL FINANCE, LLC

One Boston Place, Suite 1800

Boston, Massachusetts  02108

Attn:

RE:                            Fifth Amended and Restated Loan and Security Agreement, dated as of June 28, 2007 (the “Agreement”) by and among WELLS FARGO RETAIL FINANCE, LLC, as agent (“Agent”) for certain financial institutions, the financial institutions, and THE CHILDREN’S PLACE RETAIL STORES, INC. and THE CHILDREN’S PLACE SERVICES COMPANY, LLC (“Borrowers”).

Dear                             :

This certificate accompanies the financial statements for the Fiscal Month ending                             (the “Financial Statements”) furnished by Borrowers to Agent in accordance with Section 6.2 of the Agreement.  Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

The undersigned, in his/her capacity as the chief financial officer of Administrative Borrower, has reviewed the Financial Statements, the Agreement and each of the other Loan Documents and has made such investigation of the business and affairs of Borrowers and such inquiry of the officers of Borrowers as the undersigned has deemed appropriate under the circumstances.  Following such review and investigation, the undersigned hereby certifies, on behalf of Administrative Borrower and the other Borrowers, as of the date of this certificate as follows: (i) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Agent under the Agreement have been prepared in accordance with GAAP and fairly present the financial condition of Borrowers[, except for the months ended March, 2007, April, 2007 and May, 2007 as may be directly impacted by the Stock Option Issue]; (ii) Borrowers are in timely compliance with all of the covenants and agreements under the Agreement; (iii) the representations and warranties of Borrowers contained in the Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of this certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (iv) except as set forth on Exhibit A attached hereto, there does not exist any condition or event that constitutes an Event of Default (if there does exist an Event of Default, Borrowers have taken, are taking, or propose to take those actions with respect thereto as described on said Exhibit A).

1

Sincerely,

THE CHILDREN’S PLACE RETAIL STORES, INC.

By:
Name:
Title:	Chief Financial Officer

2